Exhibit 2.1

_____________________________________________________________________
STOCK PURCHASE AGREEMENT

by and among

JACK IN THE BOX INC.,

YADAV ENTERPRISES, INC.

and

ANIL YADAV

Dated as of October 15, 2025
____________________________________________________________________

Exhibit 2.1

TABLE OF CONTENTS
Page
ARTICLE I
Purchase and Sale; Closing; Closing Deliveries

ARTICLE II
Representations and Warranties with respect to Seller

ARTICLE III
Representations and Warranties with respect to the Business

Exhibit 2.1
3.23... No Other Representations or Warranties........................................................................... 22

ARTICLE IV
Representations and Warranties of Buyer

ARTICLE V
Covenants

ARTICLE VI
Conditions

Exhibit 2.1
6.4..... Frustration of Closing Conditions..................................................................................... 44

ARTICLE VII
Indemnification

ARTICLE VIII
Termination

8.1..... Termination....................................................................................................................... 50
8.2..... Effect of Termination and Abandonment.......................................................................... 51

ARTICLE IX
Survival

9.1..... Survival............................................................................................................................. 51
9.2..... Liability............................................................................................................................. 52

ARTICLE X
Miscellaneous and General

Exhibit 2.1

Exhibit A:	Definitions
Exhibit B:	Illustrative Working Capital Calculation
Exhibit C:	Accounting Principles
Exhibit D:	Transition Services Agreement

Exhibit 2.1

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of October 15, 2025 (the “Execution Date”), is made by and among (i) Yadav Enterprises, Inc., a California corporation (“Buyer”), (ii) Jack in the Box Inc., a Delaware corporation (“Seller”) and (iii) solely for purposes of Sections 10.1, 10.5 and 10.14, Anil Yadav, a natural person (“Buyer Guarantor”). Buyer, Seller and Buyer Guarantor are collectively referred to as the “Parties” and individually as a “Party.”
RECITALS
WHEREAS, Del Taco Holdings, Inc., a Delaware corporation (the “Company”) owns and operates, directly or indirectly, the businesses and operations comprising the Del Taco restaurant operations segment as referred to in Seller’s Form 10-K for the year ended December 31, 2024 (such businesses and operations, to the extent conducted by the Company and its Subsidiaries at any time prior to the Closing, the “Business”);
WHEREAS, Seller owns one hundred percent (100%) of the issued and outstanding shares of capital stock of the Company (collectively, the “Shares”);
WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all of Seller’s right, title and interest in and to the Company by way of a purchase by Buyer of the Shares, in each case upon the terms and subject to the conditions set forth in this Agreement (together with the other transactions contemplated hereby, the “Transaction”);
WHEREAS, in connection with the Transaction, at the Closing, Seller and the Company will enter into a transition services agreement substantially in the form attached hereto as Exhibit D (the “Transition Services Agreement”); and
WHEREAS, Buyer and Seller desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.
NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the Parties agree as follows:
Article I
Purchase and Sale; Closing; Closing Deliveries
1.1 Purchase and Sale of Shares. Upon the terms and subject to the conditions set forth in this Agreement, and in reliance on the representations, warranties and covenants contained herein, at the Closing, Seller agrees to sell, assign, convey, transfer and deliver to Buyer, and Buyer agrees to purchase and accept from Seller, the Shares, free and clear of any Liens (other than Liens arising under applicable securities Laws), for a cash amount equal to the Closing Cash Consideration, subject to adjustment pursuant to Section 1.4.
1.2 Time and Place of Closing. The closing of the purchase and sale of the Shares provided for in this Agreement (the “Closing”) will take place remotely, via electronic exchange of

Exhibit 2.1
documents: (i) on the date that is the second (2nd) Business Day following the day on which the last to be satisfied or waived of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of those conditions) has been satisfied or waived in accordance with this Agreement, but subject to the continued fulfillment or, to the extent permitted by applicable Law, waiver of those conditions at the Closing or (ii) at such other date, time or place (or by means of remote communication) as the Parties may mutually agree in writing; provided, further, that in no event shall the Closing under clause (i) occur prior to December 22, 2025 without Seller’s prior written consent. The date on which the Closing actually occurs is referred to herein as the “Closing Date”. The Closing will be effective as of 12:01 a.m., Los Angeles time, on the Closing Date (the “Effective Time”).
1.3 Deliveries at Closing.
(a) By Seller. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall deliver or cause to be delivered to Buyer:
(i) evidence of book-entry transfer of the Shares;
(ii) a counterpart to the Transition Services Agreement, duly executed by Seller;
(iii) an IRS Form W-9, to the extent required to satisfy any withholding or reporting obligation with respect to payments made under this Agreement;
(iv) written resignations, effective as of the Closing, of the officers, directors and managers of the Company, to the extent requested by Buyer in a written notice delivered to Seller at least five (5) Business Days prior to the Closing (but, for the avoidance of doubt, any requested resignation of any such Person shall not be deemed a voluntary resignation for purposes of any employment agreements, equity award agreements, any stock plan or other equity plans and will not terminate, reduce or modify any severance or other rights thereunder);
(v) a certificate from the Delaware Secretary of State as to the good standing of the Company as of a date no more than five (5) Business Days prior to the Closing Date; and
(vi) the certificate contemplated by Section 6.2(c).
(b) By Buyer. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer shall deliver or cause to be delivered to Seller:
(i) pursuant to instructions provided to Buyer by Seller prior to Closing, to Seller, a payment in an amount equal to the Closing Cash Consideration;
(ii) pursuant to instructions provided to Buyer by Seller prior to Closing, payments to the applicable third parties of Seller Transaction Expenses;
(iii) a counterpart to the Transition Services Agreement, duly executed by the Company; and (iv) the certificate contemplated by Section 6.3(c).
1.4 Purchase Price Adjustment .
(a) Delivery of the Estimated Closing Statement. No later than three (3) Business Days prior to the Closing Date, Seller shall prepare and deliver to Buyer the Estimated Closing Statement.

Exhibit 2.1
For illustrative purposes only, Exhibit B sets forth the calculation of Net Working Capital as of August 31, 2025, prepared in accordance with the Accounting Principles.
(b) Final Net Working Capital Adjustment Procedures.
(i) Delivery of the Post-Closing Statement. No later than sixty (60) days after the Closing Date, Buyer shall deliver to Seller the Post-Closing Statement, together with reasonable supporting documentation. The Parties agree that the purpose of the Post-Closing Statement is to measure variations in the components taken into consideration in determining the estimates included in the Estimated Closing Statement compared to the actual values, and, without limiting the generality of the foregoing, such process is not intended to permit the introduction of accounting principles, practices, methodologies and procedures different from the Accounting Principles.
(ii) Access to Information. From the Closing until the determination of the Final Closing Statement, Buyer shall, upon reasonable prior notice to Buyer: (A) provide Seller and its authorized representatives with reasonable access during normal business hours to the facilities, books and records and work papers of the Company and its Subsidiaries and (B) cooperate with and assist Seller and its authorized representatives in connection with the review of such materials, including by making available its employees, accountants and other personnel to the extent reasonably requested.
(iii) Notice of Objection. If Seller has any objections to the Post-Closing Statement or any of the amounts included in the calculation of the Final Cash Consideration set forth therein, it shall deliver to Buyer a written statement (a “Notice of Objection”) setting forth in reasonable detail the particulars of such disagreement (including the specific items in the Post-Closing Statement that are in dispute and the nature and amount of any disagreement so identified) not later than forty-five (45) days after its receipt of the Post-Closing Statement (such forty-five (45) day period, the “Review Period”). If Seller fails to deliver a Notice of Objection within the Review Period, the Post-Closing Statement and the amounts set forth therein shall be deemed to have been accepted by Seller and shall be deemed final and binding upon all of the Parties, and shall be deemed the Final Closing Statement. If Seller delivers a Notice of Objection to Buyer within the Review Period, Seller and Buyer shall work in good faith to resolve Seller’s objections within the thirty (30) day period following the delivery of the Notice of Objection.
(iv) Selection of the Accountant. In the event that Buyer and Seller are unable to resolve in writing all of Seller’s objections in the Notice of Objection within the thirty (30) day period (or such longer period as may be agreed by Buyer and Seller) following the delivery of such Notice of Objection, the resolution of all such unresolved items (“Disputed Items”) shall be submitted to PricewaterhouseCoopers, LLP (or such other independent accounting firm of recognized national standing in the United States as may be mutually selected by Buyer and Seller) to resolve any remaining disagreements and determine the Final Cash Consideration. If (A) neither PricewaterhouseCoopers, LLP nor any such mutually selected accounting firm is willing and able to serve in such capacity or (B) Buyer and Seller otherwise fail to appoint an accounting firm pursuant to the immediately preceding sentence within ten (10) Business Days after the expiration of the resolution period set forth in the immediately preceding sentence, then Seller shall deliver to Buyer a list of three (3) other accounting firms of recognized national standing and Buyer shall select one (1) of such three (3) accounting firms (such firm as is ultimately

Exhibit 2.1
selected pursuant to the aforementioned procedures being the “Accountant”). Seller and Buyer shall execute any agreement reasonably required by the Accountant for its engagement hereunder.
(v) Submission of Disputed Items. Each of Buyer and Seller shall, promptly (but in any event within ten (10) Business Days) following the formal engagement of the Accountant, provide the Accountant (copying the other upon submission) with a single written submission setting forth its respective calculations of and assertions regarding the Disputed Items (which submissions the Accountant shall promptly distribute to the other Party) and upon receipt thereof, each of Seller and Buyer shall be entitled (no later than five (5) Business Days following receipt of the other Party’s initial submission) to submit to the Accountant a single written response to such other Party’s initial submission setting forth such Party’s objections or rebuttals to the calculations and/or assertions set forth in such initial submission (which responses the Accountant shall promptly distribute to the other applicable Party). There shall be no ex parte communications between Seller (or its representatives) or Buyer (or its representatives), on the one hand, and the Accountant, on the other hand, relating to the Disputed Items.
(vi) Accountant’s Determination. The Accountant shall be instructed to render its determination with respect to the Disputed Items as soon as reasonably possible (which the Parties agree shall not be later than forty-five (45) days following the formal engagement of the Accountant). The Accountant shall act as an expert and not as an arbitrator to determine solely the Disputed Items based solely on the submissions and responses of Buyer, on the one hand, and Seller, on the other hand, without independent investigation and in accordance with the Accounting Principles. In resolving any disputed amount in connection with its determination of the Final Cash Consideration, or any component thereof, the Accountant may not assign a value to any Disputed Item greater than the greatest value for such Disputed Item claimed by either Party or less than the smallest value for such item claimed by either Party. The Parties agree that the determination of the Accountant with respect to any Disputed Items is not intended to permit the introduction of accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies that conflict with the Accounting Principles or the definitions set forth herein for the purposes of determining the Final Cash Consideration. The Accountant shall not conduct an independent investigation but shall instead base its determination on the written submissions of the Parties delivered pursuant to and in accordance with Section 1.4(b)(v) with respect to the Disputed Items. The determination of the Accountant in accordance with this Section 1.4(b)(vi) shall be in writing setting forth its calculation of the Disputed Items, along with its analysis in reasonable detail and the basis and quantification for such final resolution and shall be binding and final for purposes of this Agreement, absent fraud or manifest error. The Post-Closing Statement resulting from the determinations with respect to the Disputed Items made by the Accountant in accordance with this in accordance with this Section 1.4(b)(vi) shall be deemed the Final Closing Statement.
(vii) Accountant’s Fees and Expenses. The Accountant shall allocate its costs and expenses between Buyer and Seller based upon the percentage of the aggregate contested amount submitted to the Accountant that is ultimately awarded to Buyer on the one hand or Seller on the other hand, such that Buyer bears a percentage of such costs and expenses equal to the percentage of the contested amount awarded to Seller, and Seller bears a percentage of such

Exhibit 2.1
costs and expenses equal to the percentage of the contested amount awarded to Buyer. For the avoidance of doubt, the fees and disbursements of the representatives of each Party incurred in connection with the preparation or review of the Post-Closing Statement and any Notice of Objection as well as any submissions and responses to the Accountant, as applicable, shall be borne by such Party.
(c) Post-Closing Adjustment Payments.
(i) Within three (3) Business Days following the determination of the Final Closing Statement:
(A) if the Post-Closing Adjustment is a negative number, then Seller shall pay to Buyer a cash amount equal to the absolute value of the Post-Closing Adjustment;
(B) if the Post-Closing Adjustment is a positive number, then Buyer shall pay to Seller a cash amount equal to the Post-Closing Adjustment Amount; and
(C) neither Buyer nor Seller shall have any payment or delivery obligation pursuant to this Section 1.4(c)(i) if the Post-Closing Adjustment is zero. (ii) Any payment made pursuant to this Section 1.4(c) shall, for Tax purposes, be deemed to be an adjustment to the consideration payable to Seller. Such amounts shall be paid, in immediately available funds, pursuant to the instructions previously delivered by Buyer or Seller, as applicable.
(d) Exclusive Remedy. Notwithstanding anything to the contrary in this Agreement, the process set forth in this Section 1.4 shall be the sole and exclusive remedy of the Parties for any disputes related to items required to be included or reflected in the calculation of the Final Cash Consideration.
1.5 Withholding Taxes . The Parties acknowledge and agree that all payments made under this Agreement shall be made free and clear of any Taxes unless Buyer is required by applicable Law to deduct and withhold for amounts to be paid over to the applicable Governmental Entity; provided that at least 15 Business Days prior to making any such deduction or withholding, Buyer shall provide notice to Seller of the amounts subject to withholding (and which notice shall include the basis and method of calculation of the proposed deduction or withholding) and shall cooperate with Seller to eliminate or minimize to the greatest extent practicable the basis for such deduction or withholding. Buyer shall timely remit all amounts so deducted or withheld to the applicable Governmental Entity. Upon reasonable request, Seller or Buyer, as applicable, shall complete and provide to Seller or Buyer, as applicable, any governmental form, receipt or document required in connection with payments made pursuant to this Agreement, including proof of payment of withholding Taxes or any form of certification required in order to reduce or eliminate any otherwise required withholding Tax.

Article II
Representations and Warranties with respect to Seller
Except as set forth in (i) any reports, forms, proxy statements, registration statements and other statements, certifications and documents required to be filed with or furnished to the Securities and Exchange Commission pursuant to the Exchange Act or the Securities Act by Seller

Exhibit 2.1
(including notes, exhibits and schedules thereto and all other information incorporated by reference and any amendments and supplements thereto) prior to the Execution Date (the “Seller SEC Filings”) and (ii) the disclosure letter delivered to Buyer by Seller prior to the Execution Date (the “Seller Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Seller Disclosure Letter shall also be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such item is reasonably apparent on its face), Seller hereby represents and warrants to Buyer that the statements contained in this Article II are true and correct as of the date hereof and as of the Closing Date with respect to Seller as follows (except, in each case, to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date): 2.1 Ownership of Shares . (a) Seller is the sole record and beneficial owner of the Shares. Seller has good and valid title to the Shares, free and clear of all Liens (other than Liens arising under applicable securities Laws), and upon delivery by Seller of the Shares at the Closing, good and valid title to the Shares will pass to Buyer. Except for the Shares, there are no other shares of capital stock or other equity interests of the Company issued and outstanding. (b) There are no preemptive or other outstanding rights, options, warrants, agreements, arrangements or commitments of any character under which Seller is or may become obligated to sell, or giving any Person a right to acquire, or in any way dispose of, any of the Shares or any securities or obligations exercisable or exchangeable for, or convertible into, the Shares, and no securities or obligations evidencing such rights are authorized, issued or outstanding.
2.2 Organization, Good Standing and Qualification . Seller (a) is a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, (b) has all requisite corporate or similar power and authority to own, pledge or dispose of the Shares and to carry on its business as presently conducted and (c) is qualified to do business and, to the extent such concept is applicable, is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except in the case of clause (b) or (c) where the failure to be so qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the consummation of the Transaction.
2.3 Authority; Approval . Seller has all right, power and authority to enter into and perform its obligations under this Agreement and the Transition Services Agreement and, has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and the Transition Services Agreement. This Agreement has been, and the Transition Services Agreement will be at Closing, duly executed and delivered by Seller and, when executed and delivered by Buyer and the other parties hereto and thereto, will constitute a valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, preferential transfer, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) (the “Bankruptcy and Equity Exception”).

Exhibit 2.1

Article III
Representations and Warranties with respect to the Business
Except as set forth in (i) the Seller SEC Filings and (ii) the Seller Disclosure Letter (it being agreed that disclosure of any item in any section or subsection of the Seller Disclosure Letter shall also be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such item is reasonably apparent on its face), Seller hereby represents and warrants to Buyer with respect to the Business as follows:
3.1 Organization, Good Standing and Qualification .
(a) Each of the Company and its Subsidiaries (a) is a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, (b) has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and (c) is qualified to do business and, to the extent such concept is applicable, is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except in the case of clause (b) or (c) where the failure to be so qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect.
(b) Seller had made available to Buyer complete and correct copies of the Organizational Documents of the Company and each of its Subsidiaries, each as amended to the Execution Date, and each as so delivered is in full force and effect as of the Execution Date.
3.2 Capital Structure . The authorized capital stock of the Company consists of 6,000,000 shares of capital stock, 5,800,000 shares of which are designated as shares of common stock, par value $0.01 per share, and 200,000 shares of which are designated as shares of preferred stock, par value $0.01 per share. The Shares have been duly authorized and are validly issued, fully paid and nonassessable. The Company has no capital stock or other equity interests reserved for issuance. Each of the outstanding shares of capital stock or other securities of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by the Company or by a direct or indirect wholly-owned Subsidiary of the Company, free and clear of any Liens (other than any transfer restrictions imposed by federal and state securities Laws). The Company does not have outstanding any bonds, debentures, notes or other obligations, the holders of which have the right to vote (or convert into or exercise for securities having the right to vote) with the stockholders of the Company on any matter. Except for this Agreement and the Company’s Organizational Documents, the Shares are not subject to any voting trust agreements, proxies, or other Contracts with respect to the voting, purchase, repurchase, dividend rights, disposition or transfer of the Shares.
3.3 Governmental Filings; No Violations .
(a) No notices, reports or other filings are required to be made by Seller or any Subsidiary of Seller with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Seller or any Subsidiary of Seller from, any Governmental Entity in connection

Exhibit 2.1
with the execution, delivery and performance of this Agreement and the Transition Services Agreement by Seller and the consummation of the Transaction, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the consummation of the Transaction.
(b) The execution, delivery and performance by Seller of this Agreement and the Transition Services Agreement do not, and the consummation of the Transaction will not, conflict with, or result in any breach or violation of or default (with or without notice, lapse of time, or both) under, or give rise to any right of termination, loss of rights, adverse modification of provisions, cancellation or acceleration of any obligations under, or result in the creation of a Lien on any of the assets of Seller or any Subsidiary of Seller under, any provision of (i) the Organization Documents of Seller or any Subsidiary of Seller, (ii) any Contract binding upon Seller or any Subsidiary of Seller or (iii) assuming compliance with the matters referred to in Section 3.3(a), any Law to which Seller or any Subsidiary of Seller is subject except, in the case of clauses (ii) and (iii) above, for any such breach, violation, default, termination, loss, adverse modification, cancellation, acceleration or creation that would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the consummation of the Transaction.
3.4 Financial Statements .
(a) Set forth on Section 3.4(a) of the Seller Disclosure Letter are copies of (i) the unaudited consolidated balance sheets, (ii) the unaudited consolidated statements of net (loss) earnings, (iii) the unaudited consolidated statements of member’s equity and (iv) the unaudited consolidated statements of cash flows of the Sagittarius Entities, as of the dates and for the periods specified therein (collectively, the financial statements referred to in clauses (i) through (iv) the “Financial Statements”).
(b) The Financial Statements fairly present in all material respects, as of the dates and for the periods specified therein, the financial condition, results of operations, changes in member’s equity and cash flows of the Sagittarius Entities (which held substantially all of the assets and liabilities of the Company and its Subsidiaries as of the dates and for the periods specified in the Financial Statements) on a consolidated basis, in each case in accordance with GAAP, except:
(i) as may be noted therein and subject to the absence of footnote disclosure and normal year-end adjustments; and
(ii) the Financial Statements:
(A) are not necessarily indicative of the costs that would have resulted if the Sagittarius Entities had been operated on a standalone basis as of such dates or for such periods, and do not include all of the assets, liabilities, shared services, overhead and other costs necessary for the Sagittarius Entities to operate as a separate standalone business;
(B) may not be indicative of any costs to Buyer, the Company or any of their respective Subsidiaries that will result following the Closing; and
(C) include certain charges, credits and other items to the Sagittarius Entities which do not necessarily reflect amounts that would have resulted from arm’s-length transactions or that otherwise would have been incurred if the Sagittarius Entities had been a standalone business.

Exhibit 2.1
3.5 No Undisclosed Liabilities . The Sagittarius Entities do not have any liabilities required under GAAP to be reflected or reserved against on a balance sheet other than liabilities that (a) have been reserved against or reflected in the Financial Statements, (b) were incurred since the date of the most recent balance sheet included in the Financial Statements in the ordinary course of business, (c) are Permitted Liens, (d) have been incurred pursuant to this Agreement or in connection with the Transaction, (e) have been incurred in the performance of obligations under Contracts to which either Seller or any of its Subsidiaries in respect of the Business, or the Company or any of its Subsidiaries, are a party or (f) have not had, or would not, individually or in the aggregate, reasonably be expected to have, a Material Adverse Effect.
3.6 Absence of Certain Changes . Since the date of the most recent balance sheet included in the Financial Statements through the Execution Date, (a) the Business has been conducted in the ordinary course of such business in all material respects (except for actions related to this Agreement) and (b) there has not been any Material Adverse Effect.
3.7 Employee Benefits .
(a) Section 3.7(a) of the Seller Disclosure Letter sets forth a list of each material Benefit Plan and identifies each Company Benefit Plan.
(b) With respect to each Benefit Plan, Seller has made available to Buyer, to the extent applicable, copies of (i) the Benefit Plan document or, for Seller Benefit Plans, a written description of such Benefit Plan and (ii) any material correspondence to or from any Governmental Entity received in the last year.
(c) (i) Each Benefit Plan (including any related trusts) has been established, operated and administered in compliance in all material respects with its terms and applicable Laws, including, without limitation, ERISA and the Code, (ii) all contributions or other amounts payable by the Company or any of its Subsidiaries with respect to each Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP in all material respects and (iii) there are no pending or, to the Knowledge of Seller, claims (other than routine claims for benefits) or proceedings threatened in writing by a Governmental Entity by, on behalf of or against any Benefit Plan or any trust related thereto that would reasonably be expected to result in any material liability to the Company or any of its Subsidiaries.
(d) Neither the Company nor any ERISA Affiliate, has contributed (or had any obligation of any sort) in the last six years to a plan that is subject to Section 412 of the Code or Section 302 or Title IV of ERISA.
(e) Neither the Company nor any ERISA Affiliate has maintained, established, participated in or contributed to, or is or has been obligated to contribute to, or has otherwise incurred any obligation or liability (including any contingent liability) under, any Multiemployer Plan in the last six (6) years.
(f) Neither the execution and delivery of this Agreement nor the consummation of the Transaction could, either alone or in combination with another event, (i) entitle any Employee to severance pay or any material increase in severance pay, (ii) accelerate the time of payment or vesting, or materially increase the amount of compensation due to any such Employee or (iii) result in the payment of any amount that could, individually or in combination with any other

Exhibit 2.1
such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.
(g) No Benefit Plan is maintained outside the jurisdiction of the United States or covers any Employees who reside or work outside of the United States.
3.8 Labor Matters .
(a) As of the Execution Date, neither the Seller nor any of its Subsidiaries (including the Company) is a party to or bound by any collective bargaining agreement or other agreement with a labor union or like organization with respect to the Business Employees, and to the Knowledge of Seller, there are no activities or proceedings by any individual or group of individuals, including representatives of any labor organizations or labor unions, to organize any employees of the Company or any of its Subsidiaries.
(b) As of the Execution Date, and during the two (2) years immediately preceding the Execution Date, there is no, and has not been any, strike, lockout, slowdown, work stoppage, unfair labor practice or other labor dispute, or arbitration or grievance pending or, to the Knowledge of Seller, threatened in writing, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the Company and its Subsidiaries is in compliance in all material respects with all applicable Laws respecting labor, employment and employment practices, terms and conditions of employment, wages and hours, and occupational safety and health. Neither the Company nor any of its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or any similar state or local Law that remains unsatisfied.
(c) As of the date hereof, no executive officer of the Company or any of its Subsidiaries has provided notice in writing, and to the Knowledge of Seller, no executive officer has expressed to the Company or any of its Subsidiaries his or her intention to resign or retire as a result of the transactions contemplated by this Agreement.
(d) As of the date hereof, no current or former employee of the Company or its Subsidiaries with a title of vice president or above has made, during the last twelve (12) months, a written or, to the Knowledge of Seller, an oral complaint of discrimination, harassment or retaliation against the Company or any of its Subsidiaries. In the past twelve (12) months, neither the Company nor any of its Subsidiaries has entered into any material settlement agreement with any current or former employee related to allegations of sexual harassment by an executive officer of the Company or any of its Subsidiaries.
(e) To the Knowledge of Seller, each individual classified by the Company as an independent contractor or consultant of the Company has been properly classified by the Company as such in all material respects under applicable Law (including for purposes of taxation and tax reporting under any Plan). To the Knowledge of Seller, neither the Company nor any of its Subsidiaries has any material Liability for the misclassification of any individual as an independent contractor, temporary employee, leased employee or any other service provider compensated other than through reportable wages (as an employee) paid by the Company or a Subsidiary of the Company.
3.9 Compliance with Laws; Licenses .

Exhibit 2.1
(a) As of the Execution Date, and during the two (2) years immediately preceding the Execution Date, the Business has not been, and is not being, conducted in violation of any Laws, except for violations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither Seller nor any of its Subsidiaries (including the Company and its Subsidiaries) have received any written communication during the two (2) years immediately preceding the Execution Date, alleging any noncompliance with respect to the Business with any such Laws, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and no investigation by any Governmental Entity regarding a material violation of any such Law is pending or, to the Knowledge of Seller, threatened.
(b) As of the Execution Date, the Business has been and is in compliance with all Permits necessary to conduct the Business as presently conducted, except those the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To the Knowledge of Seller, as of the Execution Date, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension or limitation of any Permits, except as would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole.
3.10 Material Contracts .
(a) Section 3.10(a) of the Seller Disclosure Letter sets forth a list of each of the following Contracts, except for any Benefit Plan, to which the Company or any of its Subsidiaries is a party that, as of the Execution Date (each, a “Material Contract”):
(i) is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act);
(ii) involves annual expenditures by the Company or its Subsidiaries in excess of $2,500,000, whether or not entered into in the ordinary course of business;
(iii) any Contract providing for capital lease obligations of the Company or any Subsidiary of the Company pursuant to which the Company or such Subsidiary, as applicable, is required to make aggregate payments in excess of $100,000;
(iv) any Contract with any Affiliate of the Company or any of its Subsidiaries (other than Contracts with Seller or a Subsidiary of Seller, or any Contract solely between or among the Company and the Subsidiaries of the Company or by and among Subsidiaries of the Company);
(v) any lease, sublease or similar Contract with any Person under which the Company or any Subsidiary of the Company is a lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any third party and such lease, sublease or similar Contract requires the Company or a Subsidiary of the Company to make payments to such third party in excess of $200,000 per year;
(vi) any Contract under which the Company or any Subsidiary of the Company is obligated to make any advance, loan, extension of credit or capital contribution to, or other investment in, any Person;
(vii) (A) grants any third party a right of first offer or right of first refusal, in each case, that is material to the Business (other than any such rights granted in the ordinary course in connection

Exhibit 2.1
with a Franchise), (B) imposes any exclusivity obligations on the Company or any of its Subsidiaries with respect to the conduct of the Business (other than any obligations imposed in the ordinary course in connection with a Franchise), (C) imposes any non-competition obligation on the Company or any of its Subsidiaries that restricts the Company’s or its Subsidiaries’ ability to compete with any business or in any geographical area (other than exclusive territories granted in the ordinary course in connection with a Franchise), or (D) grants any third party “most favored nation” status;
(viii) provides for a partnership, joint venture or similar arrangement by and among the Company or any of its Subsidiaries, on the one hand, and a third party, on the other hand;
(ix) is a Contract pursuant to which the Company or any of its Subsidiaries receives from or grants to any third party any license under any material Intellectual Property Rights, where such Contract is material to the Business, other than those (A) non-exclusive licenses granted in the ordinary course of business and (B) non-exclusive licenses to commercially available off-the-shelf software;
(x) is a Contract to which the Company or any of its Subsidiaries is a party, in each case, providing for (A) the acquisition or disposition by the Company or any of its Subsidiaries of material properties or assets, in each case, except for acquisitions and dispositions of properties and assets in the ordinary course of business, or (B) the pending or future acquisition from another Person or pending or future disposition to another Person of assets or capital stock or other equity interest of another Person and other Contracts that relate to an acquisition or similar transaction which contain material continuing obligations with respect to the Company or any of its Subsidiaries, in any such case, after the date hereof; or
(xi) is a Contract that is a settlement, conciliation or similar agreement with respect to a Proceeding (A) that has been entered into with any Governmental Authority during the two (2) years immediately preceding the Execution Date, which includes payments in excess of $250,000 or equitable relief material to the Business, (B) pursuant to which the Company or any of its Subsidiaries is obligated after the date of this Agreement to pay consideration in excess of $250,000 that has not otherwise been paid out prior to the date of this Agreement, or (C) that would otherwise materially limit the operation of the Business as currently operated.
(b) Seller has delivered or made available to Buyer prior to the Execution Date current and complete copies of each Material Contract (other than any Company Franchise Agreements). Except for expirations, including any non-renewals, in the ordinary course of business and in accordance with the terms of such Material Contract, each Material Contract is valid, binding and enforceable against the Company or any of its Subsidiaries, as the case may be, and, to the Knowledge of Seller, each other party thereto, and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. As of the Execution Date, there is no breach or violation of, or default under, any such Material Contract by the Company or any of its Subsidiaries or, to the Knowledge of Seller, any counterparty thereto, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default thereunder by the Company or any of its Subsidiaries or would permit or cause the termination or modification thereof, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Exhibit 2.1
3.11 Properties .
(a) Section 3.11(a) of the Seller Disclosure Letter sets forth a list of all real property owned by the Company and its Subsidiaries, including all real property owned by the Company and its Subsidiaries in respect of a restaurant of the Business (the “Owned Real Property”). Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company or one of its Subsidiaries has good fee simple title to all Owned Real Property free and clear of all Liens, other than Permitted Liens.
(b) Section 3.11(b) of the Seller Disclosure Letter sets forth (i) a list of all leases or subleases for real property leased by the Company or its Subsidiaries as tenant or lessee (including as subtenant or sublessee), other than leases of real property in respect of a restaurant of the Business, and (ii) a list of all leases or subleases for real property leased by the Company or its Subsidiaries as tenant or lessee (including as subtenant or sublessee) in respect of a restaurant of the Business (collectively, the “Leased Real Property Leases”). Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company or one of its Subsidiaries has a good and valid leasehold estate in each real property subject to the Leased Real Property Leases, free and clear of all Liens, except for Permitted Liens and (ii) the Leased Real Property Leases are in full force and effect, subject to proper authorization and execution of such lease by the other party thereto and the Bankruptcy and Equity Exception. To the Knowledge of Seller, during the two (2) years immediately preceding the Execution Date, neither the Company nor any of its Subsidiaries has received written notice that it is in default in any material respect under any Leased Real Property Lease and, to the Knowledge of the Company, no event or condition has occurred, or currently exists, which constitutes or could constitute (with or without notice, the happening of any event and/or the passage of time) a material default or material breach under any Leased Real Property Lease on the part of the Company or its applicable Subsidiary or the other party thereto.
(c) Section 3.11(c) of the Seller Disclosure Letter sets forth (i) a list of all leases or subleases for real property leased by the Company or its Subsidiaries as landlord or lessor (including as sublandlord or sublessor), other than leases in respect of a restaurant of the Business, and (ii) a list of all leases or subleases for real property leased by the Company or its Subsidiaries as landlord or lessor (including as sublandlord or sublessor) in respect of a restaurant of the Business (collectively, the “Company Leased Real Property Leases”). Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company Leased Real Property Leases are in full force and effect, subject to proper authorization and execution of such lease by the other party and the Bankruptcy and Equity Exception. During the two (2) years immediately preceding the Execution Date, neither the Company nor any of its Subsidiaries has provided written notice to the other party to any Company Leased Real Property Lease that such party is in default in any material respect under such Company Leased Real Property Lease and, to the Knowledge of the Company, no event or condition has occurred or currently exists, which constitutes or could constitute (with or without notice, the happening of any event and/or the passage of time) a material default or material breach under any Company Leased Real Property Lease on the part of the Company or its applicable Subsidiary or the other party thereto.

Exhibit 2.1
3.12 Environmental Matters . Except for such matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (a) as of the Execution Date, and during the two (2) years immediately preceding the Execution Date, the Business has not been, and is not being, conducted in violation of any Environmental Laws; (b) the Business is in possession of, and in compliance with, all Permits required for the operation of the business as presently conducted pursuant to applicable Environmental Laws; (c) Seller and its Subsidiaries have not received from any Governmental Entity any written notice of any violation of any Environmental Law with respect to the Business, the substance of which has not been resolved as of the Execution Date; (d) with respect to the Business, to the Knowledge of Seller, Seller and its Subsidiaries have not released any Hazardous Substances at any real property requiring any investigation or remediation by Seller and its Subsidiaries pursuant to any applicable Environmental Law; and (e) as of the Execution Date, no Action is pending or threatened in writing against the Business under any Environmental Law.
3.13 Taxes .
(a) During the two (2) years immediately preceding the Execution Date, the Company and each of its Subsidiaries (a) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects and (b) have paid all Taxes that are required to be paid or that the Company or any of its Subsidiaries is obligated to withhold from amounts owing to any employee, creditor or third party, except for any Taxes being contested in good faith.
(b) As of the Execution Date, there are no pending or, to the Knowledge of Seller, threatened in writing, audits, examinations, investigations or other proceedings in respect of Taxes of the Company or any of its Subsidiaries.
(c) There are no Liens for Taxes on the assets of the Company or its Subsidiaries, except for Permitted Liens
(d) During the two (2) years immediately preceding the Execution Date, no jurisdiction where the Company or any of its Subsidiaries do not file a Tax Return has made a claim in writing that the Company or any of its Subsidiaries are required to file a Tax Return for such jurisdiction, which claim has not been resolved in such jurisdiction.
(e) During the two (2) years immediately preceding the Execution Date, neither the Company or any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).
(f) During the two (2) years immediately preceding the Execution Date, neither the Company nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than (i) an agreement or arrangement solely between or among the Company or its Subsidiaries and their Subsidiaries or any other members of Seller Consolidated Group or (ii) any customary commercial, employment, leasing or financing Contracts entered into in the ordinary course of business, the principal purpose of which is unrelated to Taxes).

Exhibit 2.1
(g) During the two (2) years immediately preceding the Execution Date, neither the Company nor any of its Subsidiaries has (A) been a member of any consolidated, combined, affiliated, aggregated, unitary or similar group for Tax purposes filing a consolidated U.S. federal income Tax Return (other than a Seller Consolidated Group or a group where the Company or any of its Subsidiaries was the common parent), or (B) any liability for Taxes of any Person (other than any member of the Seller Consolidated Group or the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor or by contract (other than contracts described in the preceding Section 3.13(f)(ii)).
(h) Neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code in the two (2) years immediately preceding the Execution Date.
(i) Notwithstanding anything to the contrary contained in this Agreement: (i) nothing in this Agreement (including Section 3.7) shall be construed as providing a representation or warranty with respect to the existence, amount, expiration date or limitations on (or availability of) any Tax attribute (including amounts related to losses, basis, credits or any other similar item) with respect to the Company or its Subsidiaries; and (ii) the representations and warranties in this Section 3.13 refer only to activities prior to the Closing and shall not serve as representations and warranties regarding Taxes attributable to any Post-Closing Period.
3.14 Intellectual Property .
(a) Section 3.14(a) of the Seller Disclosure Letter contains a list, as of the Execution Date, of all Intellectual Property Rights that are Registered and owned by the Company or any of its Subsidiaries, indicating for each item the record owner, registration or application number, registration or application date and the filing jurisdiction or domain name registrar, as applicable. All Registered Intellectual Property Rights material to the Business that are owned by the Company or any of its Subsidiaries are subsisting, and all issued or granted items therein are, to the Knowledge of Seller, valid and enforceable.
(b) There is no pending or written, threatened claim against the Company or any of its Subsidiaries alleging that the business of the Company or any of its Subsidiaries as currently conducted violates or infringes any Person’s Intellectual Property. Neither the Company nor any of its Subsidiaries has brought or threatened a claim against any Person alleging a violation or infringement by others of any Company Owned Intellectual Property. To the Knowledge of Seller, no Person is infringing, misappropriating or violating the Company Owned Intellectual Property in any material respect. There are no pending or threatened claims against the Company challenging the ownership or scope of any material Company Owned Intellectual Property or alleging that any material Company Owned Intellectual Property is invalid or unenforceable.
(c) The Company or a Subsidiary of the Company solely owns all material Registered Company Owned Intellectual Property, free and clear of all Liens except for any Permitted Liens, or has the valid right to use all material Company Used Intellectual Property as used in the business of the Company as currently conducted. The Company Owned Intellectual Property and the Company Used Intellectual Property is all of the material Intellectual Property necessary to conduct the business of the Company as currently conducted. None of the material Registered

Exhibit 2.1
Company Owned Intellectual Property is now or has been involved in any material litigation, or any material interference, reissue, re-examination, opposition, invalidity or nullity proceeding before the United States Patent and Trademark Office or any other Governmental Entity in the past two (2) years.
(d) The Company or a Subsidiary of the Company owns by operation of applicable Law, or has obtained valid written assignment of, all material Intellectual Property developed for or on behalf of the Company or such Subsidiary by employees and independent contractors in the scope of their employment or engagement with the Company or such Subsidiary. The Company and its Subsidiaries have taken all reasonable steps in accordance with normal industry practice to protect the material trade secrets included in the Company Owned Intellectual Property. Except pursuant to confidentiality obligations in favor of the Company there has been no disclosure to any third party of any material confidential information or material trade secrets included in the Company Owned Intellectual Property.
(e) The consummation of the transactions contemplated hereby will not result in the loss or impairment of the Company’s and its Subsidiaries’ ownership or other rights in and to any of the Company Owned Intellectual Property, require the Company or any of its Subsidiaries to grant to any third party any right to any Company Owned Intellectual Property or obligate the Company or any of its Subsidiaries to pay any royalties or other amounts to any third party in excess of any amounts payable to such third parties prior to the Closing, nor will the consummation of the transactions contemplated hereby require the approval or consent of any Governmental Entity or other Person in respect of any Company Owned Intellectual Property.
(f) The computer and other information technology systems, including the Software, hardware, networks, platforms and related systems, owned by, or leased or licensed to, the Company and its Subsidiaries (collectively, the “Company IT Systems”) are, in the aggregate, sufficient and in good working condition for the operation of the business of the Company and its Subsidiaries as a whole in all material respects. In the last two (2) years, there have been no failures or other adverse events affecting any Company IT Systems that have caused any material disruption or material interruption in the use of any Company IT Systems or the conduct of the business of the Company and its Subsidiaries. The Company and its Subsidiaries maintain commercially reasonable security, disaster recovery and business continuity plans.
3.15 Insurance . As of the Execution Date, each material property / business interruption, general liability, product liability, excess liability, and workers’ compensation and employer liability insurance policy maintained by or for the benefit of the Business by Seller (the “Insurance Policies”) is in full force and effect, subject to the Bankruptcy and Equity Exception, and all premiums due with respect to all Insurance Policies have been paid, with such exceptions that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To the Knowledge of Seller, (i) neither Seller nor any Subsidiary thereof has received any notice of cancellation or non-renewal with respect to any Insurance Policy, and (ii) no insurer under any Insurance Policy has questioned, disputed or denied or threatened to question, dispute or deny any material claim thereunder that relates to the Business.
3.16 Quality and Safety of Food and Beverage Products .

Exhibit 2.1
(a) As of the Execution Date, and during the two (2) years immediately preceding the Execution Date, the Business has not been, and is not being, conducted in violation of any applicable Laws administered or issued by the U.S. Food and Drug Administration (“FDA”), the Federal Trade Commission, the U.S. Department of Agriculture, and any other Governmental Authority with authority over the safety, quality, service, testing, manufacturing, labeling, distribution, transportation, storage, or marketing of food and beverage products (“Food Laws”), except for violations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. As of the Execution Date, and during the two (2) years immediately preceding the Execution Date, each of the Company and its Subsidiaries has held and been in compliance with all Permits required in connection with the conduct of the Business under all applicable Food Laws (“Food Permits”), and there is no Action pending or, to the Knowledge of Seller, proposed or threatened, to revoke, cancel, terminate, modify, or otherwise limit any such Food Permit.
(b) None of the Company or any of its Subsidiaries during the two (2) years immediately preceding the Execution Date been the subject of any investigation, prosecution, claim, complaint, notice, warning letter, FDA Form 483, or similar correspondence or enforcement action alleging a violation of any applicable Food Laws, and to the Knowledge of Seller, no facts or circumstances exist that could reasonably be expected to result in such actions
(c) No food or beverage product distributed or sold by or on behalf of the Company or any of its Subsidiaries has during the two (2) years immediately preceding the Execution Date been recalled, seized, withdrawn, detained, suspended, or the subject of any health or safety notification by the Company (or Subsidiary thereof) or any Governmental Entity, and to the Knowledge of Seller, none of the food or beverage products of the Company or any of its Subsidiaries have been adulterated, misbranded, mispackaged, or mislabeled in violation of applicable Food Laws, or posed a material threat to the health or safety of a consumer when consumed in the intended manner.
3.17 Franchise Matters .
(a) Seller has made available to Buyer copies of the Company’s standard forms of Company Franchise Agreements.
(b) The Company Franchise Agreements do not contain provisions that: (i) grant the Company Franchisee the right to develop additional Company Franchises without the payment of additional initial franchise fees, other than in connection with incentive programs generally being offered by the Company or its Subsidiaries to new and/or existing franchisee at the time of the sale of such franchise; (ii) restrict the Company or any of its Subsidiaries from receiving and/or retaining payments, rebates or allowances from suppliers in connection with Company Franchisee’s purchases from suppliers; and (iii) grant any rights of first offer, right of first refusal, or other options providing exclusive or protected rights relating to the development or operation of Company Franchises in areas that are in addition to the geographic areas designated as the unit territory or development area granted under such executed Company Franchise Agreement, excluding any rights of first offer, right of first refusal, or other options that have expired by their own terms.

Exhibit 2.1
(c) Section 3.17(c) of the Seller Disclosure Letter sets forth a list of the top ten (10) Company Franchisees based upon the total royalties paid by each such Company Franchisee to the Company or any of its Subsidiaries during the twelve (12) months preceding the date of this Agreement (collectively, the “Specified Franchisees”). Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole, to the Knowledge of Seller, as of the date of this Agreement: (i) no Specified Franchisee is currently involved as a debtor in any bankruptcy proceedings; and (ii) neither Seller nor any of its Subsidiaries has received written notice of any Specified Franchisee’s intention or plans to close, cease to operate, leave or abandon, or sell its Company Franchises, or terminate or not renew its Company Franchise Agreements.
(d) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole, each of the Company Franchise Agreements is valid and binding on the Company or the Subsidiary of the Company party thereto and, to the Knowledge of Seller, each other party thereto, and is in full force and effect, and complies in all material respects with all applicable Laws and any applicable Orders from any Governmental Entity having jurisdiction with respect to the offer and sale of franchises by the Company, in each case, to the extent that the enforceability of specific provisions will be subject to applicable state Laws and subject to the Bankruptcy and Equity Exception. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole, neither Seller nor any of its Subsidiaries has received any written notice of any material default or event that with or without notice or lapse of time, or both, would constitute a material default by the Company and its Subsidiaries under any Company Franchise Agreement, and there is no Action, pending against (or to the Knowledge of Seller, threatened in writing against or naming as a party thereto), Seller, any of its Subsidiaries by any Company Franchisees alleging material defaults of any Company Franchise Agreement or violations of the Franchise Laws. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole, neither Seller nor any Subsidiary of the Company has (i) provided any Company Franchisee with a notice of breach of any Company Franchise Agreement which has not been cured in accordance with the applicable Company Franchise Agreement or otherwise resolved (whether by termination of the applicable previously effective Company Franchise Agreement, settlement or otherwise) or (ii) provided waivers of any material default by Company Franchisees under any Company Franchise Agreement.
(e) Section 3.17(e) of the Seller Disclosure Letter sets forth: (i) a list of all Company FDDs that the Company or any of its Subsidiaries have used to offer or sell Company Franchises within the United States at any time during the two (2) years immediately preceding the Execution Date (the “Franchise Schedule Period”); (ii) the jurisdictions in which the Company has currently effective registrations and exemptions under Franchise Laws or has had an effective registration or exemption during the Franchise Schedule Period, and (iii) the effective date and expiration date of each such current and past registration or exemption. Seller has made available to Buyer true and complete copies of: (A) each such Company FDD; (B) copies of the listed franchise registrations, notices of exemption, and any orders, decrees issued to, from, or by any state authority under any Franchise Laws during the Franchise Schedule Period; and (C) financial performance representations, if any, used outside of the Company FDDs during the Franchise Schedule Period in connection with the offer or sale of Company Franchises, excluding any such

Exhibit 2.1
information provided in connection with the offer or sale of Company Franchises that were exempt or excluded from otherwise applicable Franchise Laws.
(f) Since the beginning of the Franchise Schedule Period, all offers and sales of Company Franchises by the Company or any of its Subsidiary have been made in material compliance with all applicable Franchise Laws in effect at the time of such offer or sale. Since the beginning of the Franchise Schedule Period, all Company FDDs that the Company or any of its Subsidiaries have used to offer and sell Franchises have contained the information required by Franchise Laws and have otherwise been prepared and delivered to prospective Company Franchisees in compliance with applicable Franchise Laws in all material respects. Since the beginning of the Franchise Schedule Period, none of the Company or any of its Subsidiaries have, in any Company FDD or in any registration, application or filing with any Governmental Authority made any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.
(g) Neither the Company nor any of its Subsidiaries has (directly or indirectly): (i) offered or sold a Company Franchise in or for any country other than the United States; (ii) sold or granted another Person the right to offer or sell Company Franchises in or for any country other than the United States; or (iii) filed or registered with any Governmental Authority outside of the United States to offer or sell Company Franchises.
(h) Neither the Company nor any of its Subsidiaries is subject to any Order that would prohibit or restrict the offer or sale of Company Franchises in any jurisdiction within the United States, nor has Seller or any of its Subsidiaries received any written notice from any Governmental Authority indicating that such stop orders or other proceedings are or may be threatened.
(i) To the Knowledge of Seller, all funds administered by or paid to the Company or any of its Subsidiaries by or on behalf of one or more Company Franchises at any time since the beginning of the Franchise Schedule Period, including funds that Company Franchises contributed for advertising and promotion and rebates and other payments made by suppliers and other third parties on account of Company Franchises’ purchases from those suppliers and third parties or for purposes of doing business with those Company Franchisees, have been administered and spent in accordance in all material respects with the applicable Company Franchise Agreements, applicable Laws, any other applicable Contracts to which the Company or any of its Subsidiaries is a party, and as described in the Company FDDs.
(j) The Company and its Subsidiaries have not contracted with or used any independent sales representatives, brokers, consultants, franchise referral networks, or other third parties in connection with the offer or sale of Company Franchises. The Company has to the extent applicable, filed all broker and sales agent registrations on a timely basis as required by Franchise Laws during periods in which Company Franchises were offered or sold by such third parties on behalf of the Company in the applicable jurisdiction.
(k) The Company has not organized, sponsored, or given formal recognition to any franchisee advisory council, independent franchisee association, or other organization purporting

Exhibit 2.1
to represent the interests of Company Franchisees, and no independent association or franchisee organization exists which holds itself out as a representative of the Company Franchisees.
(l) In connection with all terminations, non-renewals, or requested and/or completed transfers of Company Franchise Agreements since the beginning of the Franchise Schedule Period, the Company and any of its Subsidiaries has complied with all applicable Relationship Laws and the requirements of the applicable Company Franchise Agreements in all material respects.
3.18 Suppliers . Section 3.18 of the Seller Disclosure Letter sets forth a list of the twenty (20) largest suppliers or vendors (“Suppliers”) to the Business based on the consolidated cost of goods and services paid to such Persons by the Company or its Subsidiaries for the twelve (12) months ended September 29, 2024. No Supplier has canceled or otherwise terminated, or, to the Knowledge of Seller, threatened to cancel or terminate its relationship with the Company or any Subsidiary of the Company, except for such matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
3.19 Absence of Litigation . As of the Execution Date:
(a) There is no civil, criminal or administrative claim, action, suit, proceeding or investigation of any kind, at law or in equity (including actions or proceedings seeking injunctive relief), by or before any Governmental Entity (“Litigation”) pending or, to the Knowledge of Seller, threatened in writing against Seller as to which there is a reasonable likelihood of an adverse determination and which, if adversely determined, (a) would prevent or materially delay the consummation by Seller of the transactions contemplated by this Agreement or (b) would have, either individually or in the aggregate, a material adverse effect on the ability of Seller to perform its obligations under this Agreement.
(b) There is no Litigation pending or, to the Knowledge of Seller, threatened in writing against the Company or any Subsidiary of the Company or their respective businesses, properties or assets, or, to the Knowledge of Seller, against any officer, director, employee, shareholder or Affiliate of the Company or any Subsidiary of the Company which would reasonably be expected to result in a Material Adverse Effect.
(c) Neither the Company nor any Subsidiary of the Company is a party or subject to or in default under any judgment, order, ruling, award or decree of any Governmental Entity entered against or affecting the Company or any Subsidiary of the Company, or any of their respective assets, businesses or operations, which would reasonably be expected to result in a Material Adverse Effect.
3.20 Brokers and Finders . Neither the Company nor any Subsidiary of the Company has employed any investment banker, broker or finder or incurred or will incur any liability for any brokerage payments, investment banking fees, commissions, finders’ fees or other similar payments in connection with the Transaction.
3.21 Sufficiency of Assets . Assuming (a) the receipt of any necessary third-party Consents in connection with the Transaction, (b) the replacement of any guarantee and insurance arrangements, (c) the continued receipt by the Company and its Subsidiaries of the services that are the subject of the Shared Contracts and (d) the receipt by Buyer of the services and other

Exhibit 2.1
rights and benefits to be provided by Seller and its Subsidiaries to Buyer under the Transition Services Agreement, Buyer shall have, directly or indirectly, immediately following the Closing, the assets, properties and services reasonably required for the ongoing conduct of the Business immediately following the Closing in all material respects as the Business is being conducted as of immediately prior to the Closing.
3.22 Related Party Contracts . Section 3.22 of the Seller Disclosure Letter lists all Contracts as of the Execution Date to which the Company or any of its Subsidiaries, on the one hand, and Seller or any of its Subsidiaries (other than the Company or any of its Subsidiaries), on the other hand, are parties.
3.23 No Other Representations or Warranties .
(a) Except for the representations and warranties expressly set forth in this Article II and Article III, neither Seller, its Subsidiaries or any other Person makes (and Seller and its Subsidiaries hereby disclaim) any other express or implied representation or warranty with respect to Seller, the Company or any other Subsidiaries of Seller or any of its respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects in connection with this Agreement and the Transaction (including any implied warranties that may otherwise be applicable because of the provisions of the Uniform Commercial Code or any other applicable Law, including the warranties of merchantability and fitness for a particular purpose) or with respect to the accuracy or completeness of any other information provided, or made available, to Buyer or any of its Subsidiaries or their respective Affiliates in connection with the Transaction.
(b) Seller acknowledges and agrees that, except for the representations and warranties expressly set forth in Article IV and Section 10.14 of this Agreement, none of Buyer, any Related Party of Buyer or any other Person has made any express or implied representation or warranty with respect to the Transaction (including any implied warranties that may otherwise be applicable because of the provisions of the Uniform Commercial Code or any other applicable Law, including the warranties of merchantability and fitness for a particular purpose), and Seller has not relied on any representation or warranty other than those expressly set forth in Article IV and Section 10.14 of this Agreement; provided, however, that notwithstanding anything to the contrary set forth in the foregoing provisions of this Section 3.23(b), nothing in this Section 3.23(b) shall limit Seller’s remedies with respect to claims of Fraud or intentional breach in connection with, arising out of or otherwise related to the express written representations and warranties made by Buyer and Buyer Guarantor in this Agreement.
Article IV
Representations and Warranties of Buyer
Buyer hereby represents and warrants to Seller as follows:
4.1 Organization, Good Standing and Qualification . Buyer (a) is a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, (b) has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and (c) is qualified to do business and, to the extent such concept is applicable, is in good standing as a

Exhibit 2.1
foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except in the case of clause (b) or (c) where the failure to be so qualified or in good standing or to have such power or authority would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the consummation of the Transaction.
4.2 Authority; Approval . Buyer has all requisite power and authority and has taken all action necessary in order to execute, deliver and perform its obligations under this Agreement. The Company will have, at the Closing, all requisite power and authority and will have taken all action necessary in order to execute, deliver and perform its obligations under the Transition Services Agreement. This Agreement has been, and the Transition Services Agreement will be at the Closing, duly executed and delivered by Buyer and the Company, respectively, and, when executed and delivered by Seller, will constitute a valid and binding agreement of such party enforceable against such party in accordance with its terms, subject to the Bankruptcy and Equity Exception.
4.3 Governmental Filings; No Violations; Certain Contracts .
(a) No expirations of waiting periods under applicable Laws are required and no notices, reports or other filings are required to be made by Buyer with, nor are any Permits required to be obtained by Buyer from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement and the Transition Services Agreement by Buyer and the Company, respectively, or the consummation of the Transaction, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the consummation of the Transaction.
(b) The execution, delivery and performance by Buyer of this Agreement and by the Company of the Transition Services Agreement do not, and the consummation of the Transaction will not, conflict with, or result in any breach or violation of, or default (with or without notice, lapse of time or both) under, or give rise to any right of termination, loss of rights, adverse modification of provisions, cancellation or acceleration of any obligations under, or result in the creation of a Lien on any of the assets of Buyer under any provision of (i) the certificate of incorporation, by-laws or comparable governing documents of Buyer or its Affiliates, (ii) any Contract binding upon Buyer or its Affiliates or (iii) assuming compliance with the matters referred to in Section 4.3(a), any Law to which Buyer or its Affiliates are subject, except, in the case of clauses (ii) and (iii) above, for any such breach, violation, default, termination, loss, adverse modification, cancellation, acceleration or creation that would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the consummation of the Transaction.
4.4 Litigation . There are no Actions pending or, to the Knowledge of Buyer, threatened in writing against Buyer that would reasonably be expected to prevent, materially delay or materially impair the consummation of the Transaction. Buyer is not a party to or subject to the provisions of any Order that would, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the consummation of the Transaction.
4.5 Available Funds . Buyer has cash on hand or existing credit facilities of immediately available funds sufficient to enable it to consummate the Transaction and satisfy all of its

Exhibit 2.1
obligations under this Agreement when required to do so pursuant to the terms hereof and has furnished to Seller written evidence thereof.
4.6 Investment Intent . Buyer is acquiring the Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Shares are not registered under the Securities Act, any state securities Laws or any other applicable securities Laws, and that the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities Laws and regulations and any other applicable securities Laws, as applicable.
4.7 Brokers and Finders . Neither Buyer nor any of its Affiliates, nor any of their respective directors or employees (including any officers) has employed any broker, finder or investment bank or has incurred or will incur any obligation or liability for any brokerage fees, commissions or finder’s fees in connection with the Transaction.
4.8 Access and Information . Buyer and each of its Representatives has (a) had full access to and the opportunity to review all of the documents in the “Yermo” virtual data room hosted by Intralinks and (b) been afforded full access to the books and records, facilities and officers, directors, managers, employees and other representatives of Seller for purposes of conducting a due diligence investigation with respect to the Company and its Subsidiaries and the Business. Buyer has conducted to its satisfaction an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company and its Subsidiaries and the Business, and, in making their determination to proceed with the Transaction, Buyer and each of its Affiliates have relied solely on the results of such independent investigation and verification and on the representations and warranties of Seller expressly and specifically set forth in Article II and Article III (as qualified by the Seller Disclosure Letter with respect thereto). Buyer is knowledgeable about the industries in which the Business and the Company and its Subsidiaries operates and is capable of evaluating the merits and risks of the Transaction and is able to bear the substantial economic risk of such investment for an indefinite period of time.
4.9 RWI Policy . Buyer has, or will have on or prior to the Closing, obtained a binder to a representations and warranties insurance policy, effective as of the Closing (the “RWI Policy”).
4.10 No Other Representations or Warranties .
(a) Except for the representations and warranties expressly set forth in this Article IV and Section 10.14 of this Agreement, neither Buyer nor any other Person makes (and Buyer, on behalf of itself, its Subsidiaries and their respective Affiliates hereby disclaims) any other express or implied representation or warranty with respect to the Transaction or any of their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects in connection with this Agreement or the Transaction (including any implied warranties that may otherwise be applicable because of the provisions of the Uniform Commercial Code or any other applicable Law, including the warranties of merchantability and fitness for a particular purpose) or with respect to the accuracy or completeness of any other information provided, or made available, to Seller or any of its Subsidiaries with the Transaction.

Exhibit 2.1
(b) Buyer acknowledges and agrees that, except for the representations and warranties expressly set forth in Article II and Article III of this Agreement (as qualified by the Seller Disclosure Letter with respect thereto), neither Seller, not any of its Subsidiaries or any other Person has made any express or implied representation or warranty with respect to Seller, the Company or any other Subsidiaries of Seller (including any implied warranties that may otherwise be applicable because of the provisions of the Uniform Commercial Code or any other applicable Law, including the warranties of merchantability and fitness for a particular purpose), and Buyer has not relied on any representation or warranty other than those expressly set forth in Article II and Article III of this Agreement (as qualified by the Seller Disclosure Letter with respect thereto); provided, however, that notwithstanding anything to the contrary set forth in the foregoing provisions of this Section 4.10(b), nothing in this Section 4.10(b) shall limit Buyer’s remedies with respect to claims of Fraud in connection with, arising out of or otherwise related to the express written representations and warranties made by Seller in this Agreement. Without limiting the generality of the foregoing, Buyer acknowledges and agrees that it has not relied on any other information provided, or made available, to Buyer or any of its Subsidiaries or their respective Affiliates in connection with the Transaction, and that none of Seller, the Company, any of their respective Affiliates or any other Person shall be subject to any liability to Buyer or any other Person resulting from (i) any misrepresentation or omission by Seller or any of its Subsidiaries or any other Person with respect to any such information or (ii) Buyer’s use of, or the use by any of its Affiliates or any other Person of, any such information, including information, documents, projections, forecasts or other material made available to Buyer, its Affiliates or their respective Representatives in any “data rooms,” teaser, confidential information memorandum, management presentations or otherwise in connection with the Transaction, unless any such information is expressly and specifically included in a representation or warranty contained in Article II and Article III of this Agreement (as qualified by the Seller Disclosure Letter with respect thereto).
Article V
Covenants
5.1 Interim Operations of the Business .
(a) From the Execution Date until the earlier of the Closing and the termination of this Agreement in accordance with its terms, except (i) as set forth in Section 5.1(a) of the Seller Disclosure Letter, (ii) as otherwise required, contemplated or permitted by this Agreement (including the Pre-Closing Contract Actions), (iii) as required by a Governmental Entity or applicable Law, or (iv) as approved by Buyer in writing (such approval not to be unreasonably withheld or delayed (it being understood that if Buyer fails to respond in writing within five (5) Business Days of the date on which Buyer receives a request for such approval from Seller, then Buyer shall be deemed to have provided its approval to such request for all purposes under this Agreement)), (1) Seller shall use, and shall cause the Company and the Company’s Subsidiaries to use, commercially reasonable efforts to (x) conduct the Business in the ordinary course in all material respects, (y) preserve materially intact its current business organization, and (z) preserve in all material respects the relationships of the Company and its Subsidiaries with Company Franchisees and the franchise system as a whole, employees, suppliers, licensors, licensees, distributors, wholesalers, lessors and others having business dealings with the Company or any

Exhibit 2.1
of its Subsidiaries and (2) Seller shall not, and shall cause each of the Company and the Company’s Subsidiaries not to, in each case, in respect of the Business:
(i) adopt any change in the Organizational Documents of the Company or any of its Subsidiaries in any manner adverse to Buyer;
(ii) (x) merge or consolidate the Company or any of its Subsidiaries with any other Person, except for any such transactions among wholly-owned Subsidiaries of the Company, or (y) restructure, reorganize, dissolve or completely or partially liquidate the Company or any of its Subsidiaries;
(iii) permit the Company or any of its Subsidiaries to acquire any business, by merger or consolidation, purchase of substantially all assets or equity interests or by any other manner;
(iv) permit the Company or any of its Subsidiaries to (i) modify, amend, or waive, in each case in any material respect, or terminate any Material Contract, or (ii) enter into a Contract that would, if entered into prior to the date hereof, be a Material Contract, other than, in each case of clauses (i) and (ii), supply Contracts entered into in the ordinary course of business;
(v) issue, sell, pledge, dispose of, grant, transfer, encumber, subject to a Lien (other than a Permitted Lien) or authorize the issuance, sale, pledge, disposition, grant, transfer or encumbrance of, any equity interests of the Company or any of its Subsidiaries, or securities convertible or exchangeable into or exercisable for any shares of such equity interests, or any options, warrants or other rights of any kind to acquire any such equity interests;
(vi) recapitalize, reclassify, distribute, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of the equity interests of the Company or any of its Subsidiaries;
(vii) permit the Company or any of its Subsidiaries to incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries; provided, that any indebtedness that is extinguished in full prior to, or concurrently with, the Closing shall not be deemed to be a breach of this provision;
(viii) except as set forth in the capital budget set forth in Section 5.1(a)(viii) of the Seller Disclosure Letter, permit the Company or any of its Subsidiaries make or authorize any capital expenditures in excess of $1,000,000 in the aggregate, other than any capital expenditure, (A) made or to be made from insurance proceeds for the repair and/or prevention of damage to any property of the Business, (B) necessary to repair and/or prevent damage to any property of the Business in the event of an emergency situation, (C) necessary to address human health and safety issues or (D) necessary to address the consequences of any civil disturbance, hurricane, superstorm, flood, tornado, earthquake or other natural disaster, or any other force majeure event;
(ix) make any changes with respect to the accounting policies or procedures applicable to the Company and its Subsidiaries , except as required by changes in Law or GAAP (or any interpretation thereof);
(x) except in the ordinary course of business, settle any Action requiring the payment of amounts in excess of $1,000,000 in the aggregate from the Company and its Subsidiaries, net of

Exhibit 2.1
any amount covered by insurance, indemnification or existing reserves established in accordance with GAAP;
(xi) except in the ordinary course of business, file any amended material Tax Return, make any material Tax election or settle or compromise any material income Tax liability, in each case, other than as is not reasonably expected to materially increase any Tax liability of the Company or any of its Subsidiaries for any Post-Closing Period;
(xii) other than (i) as may be required by any Benefit Plan, (ii) in the ordinary course of business or (iii) in connection with any action that applies uniformly to the Business Employees and other similarly situated employees of the Seller and its Subsidiaries (other than the Company and its Subsidiaries), grant to any such employees any material increase in compensation or benefits, including severance or termination pay, or adopt, enter into or materially amend any Company Benefit Plan; (xiii) become a party to, establish, adopt or enter into any collective bargaining or other labor union Contract;
(xiv) permit the Company or any of its Subsidiaries to enter into any new line of business or abandon or discontinue any existing line of business;
(xv) other than with respect to Intellectual Property Rights, which are the subject of Section 5.1(a)(xvi), or pursuant to Contracts to which the Company or any of its Subsidiaries are a party that are in effect as of the Execution Date, transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any of its material assets, properties, licenses, operations, rights, product lines, businesses or interests therein, including capital stock of any of the Company’s Subsidiaries, except for (A) sales or other dispositions of obsolete assets in the ordinary course of business and (B) sales, leases, licenses or other dispositions of assets with a fair market value not in excess of $1,000,000 in a single transaction or $5,000,000 in the aggregate;
(xvi) transfer, sell, license, divest, encumber (other than Permitted Liens), cancel, abandon or allow to lapse or expire or otherwise dispose of any material Intellectual Property Rights owned by the Company or any of its Subsidiaries, other than (A) non-exclusive licenses granted in the ordinary course of business, (B) licenses granted in franchise Contracts, development Contracts or similar Contracts with Company Franchisees in the ordinary course of business and (C) the lapse or expiry of Intellectual Property Rights at the end of their applicable statutory terms; or
(xvii) agree, authorize or commit to do any of the foregoing.
(b) Buyer shall not take or permit any of its Subsidiaries to take any actions that would, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the consummation of the Transaction.
(c) Notwithstanding anything to the contrary in this Agreement, Seller shall have the right, subject to compliance with all applicable Laws, to withdraw all or a portion of the cash of the Company or any of the Company’s Subsidiaries prior to the Closing, including by causing the Company or any of the Company’s Subsidiaries to make any such payment in the form of a dividend, distribution, contribution or otherwise to Seller or any of its Subsidiaries.
(d) Nothing contained in this Agreement is intended to give Buyer, directly or indirectly, the right to control or direct any of the Company’s operations prior to the Closing Date. Prior to the

Exhibit 2.1
Closing Date, Seller shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over the operations of the Company and its Subsidiaries.
5.2 Cooperation and Efforts to Consummate Transactions .
(a) Cooperation and Efforts. Upon the terms and subject to the conditions set forth in this Agreement, Seller and Buyer shall cooperate with each other and use (and shall cause their respective Affiliates to use) their respective reasonable best efforts to take or cause to be taken all actions reasonably necessary or advisable on their part under this Agreement to consummate the Transaction as promptly as reasonably practicable and in any event to enable the Closing to occur on or prior to the Outside Date.
(b) Status Updates. Subject to applicable Laws and as required by any Governmental Entity, Seller and Buyer shall each keep the other apprised of the status of matters relating to the consummation of the Transaction, including promptly furnishing the other with copies of notices or other communications (or where no such copies are available, a reasonably detailed description thereof) received by Buyer or Seller, as the case may be, or any of their respective Affiliates, from any third party and/or any Governmental Entity with respect to the Transaction.
5.3 Regulatory Filings/Approvals .
(a) Submission of Filings and Notices.
(i) Exchanging Information. Seller and Buyer shall each, upon request by the other, furnish the other with all information concerning itself, its Affiliates, directors, officers and equityholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Buyer, Seller or any of their respective Affiliates to any Governmental Entity in connection with the Transaction.
(ii) Initial Submissions. Seller and Buyer shall prepare and file, and shall cause their respective Affiliates to prepare and file, as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, clearances, registrations, approvals, authorizations and other Permits necessary or advisable to be obtained from any Governmental Entity in order to consummate the Transaction. Whether or not the Transaction is consummated, Buyer shall be responsible for all fees and payments to any Governmental Entity (including filing fees) incurred in order to obtain any consent, clearance, registration, approval, authorization or other Permit or any expiration or termination or a waiting period.
(iii) Subsequent Submissions. Seller and Buyer shall promptly respond to any Request for Additional Information and Documentary Material from the U.S. Federal Trade Commission or the Antitrust Division of the U.S. Department of Justice and promptly provide all documents requested by any Governmental Entity to the extent reasonably necessary or advisable to obtain as promptly as practicable all consents, registrations, approvals authorizations and other Permits necessary or advisable to be obtained from such Governmental Entity in order to consummate the Transaction.
(iv) Conduct of Interactions with Governmental Entities. Subject to applicable Laws relating to the exchange of information, Buyer and Seller shall have the right to review in advance and, to the extent practicable, each will consult with the other on and consider in good faith the views of

Exhibit 2.1
the other in connection with any filing made with, or written materials submitted to, any Governmental Entity in connection with the Transaction. In exercising the foregoing rights, Seller and Buyer shall act reasonably and as promptly as practicable. Seller and Buyer shall (with respect to any in-person or videoconferencing, or previously scheduled telephonic, discussion or meeting), and shall to the extent practicable (with respect to any spontaneous telephonic discussion or meeting), provide the other Party and its counsel with advance notice of and the opportunity to participate in any material discussion or meeting with any Governmental Entity in respect of any filing, investigation or other inquiry relating to the Transaction, to the extent permitted by such Governmental Entity. Buyer and Seller shall promptly inform each other of any material communication (written or oral) received from, or given or made to, any Governmental Entity. Neither Buyer nor Seller shall commit to or agree with, and shall cause their respective Affiliates not to commit to or agree with, any Governmental Entity to stay, toll or extend any applicable waiting period under any Antitrust Laws or Foreign Investment Laws, or to “pull and refile” any notification under the HSR Act, without the prior written consent of the other.
(b) Without limiting the generality of the undertakings pursuant to Section 5.2, Buyer agrees to take or cause to be taken the following actions:
(i) all steps required to avoid the entry of any permanent, preliminary or temporary injunction or other decree, decision, determination or judgment that would reasonably be expected to delay, restrain, prevent, enjoin or otherwise prohibit the consummation of the Transaction;
(ii) the defense through litigation on the merits of any claim asserted in any court, agency or other proceeding by any Person or entity, including any Governmental Entity, seeking to delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Transaction;
(iii) the prompt proffer and agreement to sell, divest, lease, license, transfer, dispose of or otherwise encumber, or hold separate pending such disposition, and the effectuation of such actions with respect to, such assets of the Company, Buyer or their respective Subsidiaries (and the entry into agreements with, and submission to Orders giving effect thereto) so as to enable the Closing to occur as promptly as practicable after the Execution Date and in any event prior to the Outside Date; provided, that any such action to be taken by the Company or any of its Subsidiaries is conditioned upon the Closing; and
(iv) promptly take, in the event that any Order is entered or issued, or becomes reasonably foreseeable to be entered or issued, in any regulatory proceeding or inquiry of any kind that would make consummation of the Transaction in accordance with the terms of this Agreement unlawful or that would reasonably be expected to delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Transaction, any and all steps (including the appeal thereof, the posting of a bond or the taking of the steps contemplated by Section 5.3(b)(iii)) necessary to resist, vacate, modify, reverse, suspend, prevent, eliminate or remove such actual, anticipated or threatened Order so as to permit the consummation of the Transaction on a schedule as close as possible to that contemplated by this Agreement.
(c) Buyer agrees that, from the Execution Date to the Closing, except as contemplated by this Agreement, it shall not, and shall cause its Affiliates not to, directly or indirectly, without the

Exhibit 2.1
prior written consent of Seller, take or cause to be taken any action, including (i) any action with respect to any actions or filings that would be required to be made pursuant to the HSR Act or any other Antitrust Law, (ii) acquiring any rights, assets, business or Person or merging or consolidating with any other Person or entering into any business combination or similar transaction with another Person, (iii) restructuring, reorganizing or completely or partially liquidating, (iv) appointing or designating any Person to the board of directors or similar governing body of a competitor of the Company or any Subsidiary of the Company or (v) making any loan, advance or capital contribution to, or investment in, any other Person that would reasonably be expected to (w) impose any delay in obtaining, or increase the risk of not obtaining, the approval of any Governmental Entity or the expiration or termination of any applicable waiting period, (x) increase the risk of any Governmental Entity entering an Order prohibiting the consummation of the Transaction, (y) delay the consummation of the Transaction or (z) propose, announce an intention, enter into any agreement or otherwise make a commitment to take any such action.
(d)  Notwithstanding any other requirement in this Section 5.3, where a party (a “Disclosing Party”) is required under this Section 5.3 to provide information to another party (a “Receiving Party”) that is commercially or competitively sensitive or legally privileged, the Disclosing Party may restrict the provision of such information only to outside counsel of the Receiving Party.
5.4 Third-Party Consents .
(a) Upon the terms and subject to the conditions set forth in this Agreement, Seller and Buyer shall cooperate with each other and use (and shall cause their respective controlled Affiliates to use) their respective commercially reasonable efforts to obtain any consents required under any Material Contracts set forth on Section 5.4(a) of the Seller Disclosure Letter from third parties in connection with the consummation of the Transaction (including the Pre-Closing Contract Actions) at or prior to the Closing.
(b) Buyer shall, upon request, furnish Seller with all information concerning itself and its Representatives and such other matters as may be reasonably necessary, proper or advisable in connection with any statement, filing, notice or application made by or on behalf of Seller to any third party in connection with obtaining any third-party consents (including such evidence as to financial capability, resources and creditworthiness as may be reasonably requested by any third party whose consent or approval is sought hereunder).
(c) Notwithstanding anything to the contrary contained herein, in no event shall Seller or any of its Affiliates be required to make any payments, incur any liability, commence any litigation or make any concessions to obtain any consents of third parties contemplated by this Section 5.4, and the failure to receive any such consents shall not be taken into account with respect to whether any conditions to the Closing set forth in Article VI shall have been satisfied and no representation, warranty, covenant or agreement of Seller set forth in this Agreement shall be breached or deemed breached.
5.5 Intercompany Balances and Intercompany Agreements . Prior to the Closing, all intercompany balances and accounts between Seller or any of its Subsidiaries (other than the Company and any of its Subsidiaries), on the one hand, and the Company or any of its Subsidiaries, on the other hand, shall be settled or otherwise eliminated in such a manner as

Exhibit 2.1
Seller shall determine in its sole discretion (including, if so determined by Seller or any of its Subsidiaries removing from the Company or any of its Subsidiaries any or all Cash or funds from cash pools by means of dividends, distributions, contribution, the creation or repayment or refinancing of intercompany debt, increasing or decreasing of cash pool balances or otherwise). Intercompany balances and accounts solely among the Company and any of its Subsidiaries shall not be affected by the above provisions of this Section 5.5. Prior to the Closing, except for the Transition Services Agreement and any other agreements set forth on Section 5.5 of the Seller Disclosure Letter, all Intercompany Agreements shall automatically be terminated without further payment or performance and cease to have any further force and effect, such that no party thereto shall have any further obligations or Liabilities therefor or thereunder.
5.6 Access and Reports; Retention of Books and Records .
(a) Pre-Closing Access. Subject to applicable Law, upon reasonable advance notice, Seller shall, and shall cause its Subsidiaries to, afford Buyer and its officers, directors or employees and other authorized representatives reasonable access, during normal business hours throughout the period prior to the Closing, to the employees, offices, facilities, properties, books, Contracts and other documents, data and information and records of the Business and, during such period, Seller shall, and shall cause its Subsidiaries to, furnish promptly to Buyer all information concerning the Business (including its offices, facilities and properties and personnel) as Buyer may reasonably request; provided, that no investigation pursuant to this Section 5.6(a) shall affect or be deemed to modify any of the representations set forth in Article II or Article III; and provided, further, that the foregoing shall not require Seller (i) to permit any inspection, or to disclose any information, that in the reasonable judgment of Seller would result in the disclosure of any trade secrets of Seller or any of its Subsidiaries or of third parties or violate any of their obligations with respect to confidentiality or if any Law applicable to Seller or its Subsidiaries requires any of them to restrict or prohibit access to such information or (ii) to disclose any privileged information of Seller or any of its Subsidiaries; and provided, further, that (A) Buyer and its Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of Seller or any of its Subsidiaries; and (B) in no event will the foregoing permit any invasive environmental investigations or sampling of the sort generally referred to as a Phase II environmental investigation. All requests for information made pursuant to this Section 5.6(a) shall be directed to Persons designated by Seller. All such information shall be governed by the terms of the Confidentiality Agreement.
(b) Post-Closing Access. Subject to applicable Law and subject to Section 10.10(c), except as otherwise provided in the Transition Services Agreement, from and after the Closing, each Seller and Buyer, on behalf of itself and its Subsidiaries (including, in the case of Buyer following the Closing, the Company and its Subsidiaries), shall provide or make available, or cause to be provided or made available, to the other Party or its applicable Subsidiaries as promptly as reasonably practicable after written request therefor, any Information (or a copy thereof) in the possession or under the control of such Party or any of its Subsidiaries to the extent that (i) such Information relates to or is necessary for the operation of the Business, if the Company or any of its Subsidiaries is the requesting Party; (ii) such Information is required by the requesting Party to comply with its (or its applicable Subsidiaries’) obligations under this Agreement or the Transition Services Agreement or any other agreement to which the requesting

Exhibit 2.1
Party or any of its Subsidiaries is a party or any of its respective properties or assets are bound; (iii) such Information is required by the requesting Party to comply with any obligation imposed by applicable Law or any Governmental Entity; or (iv) such Information is reasonably requested by the requesting Party in evaluating its potential exposure to Liabilities of the other Party or any of its Subsidiaries under any guarantees and other obligations that have not been fully novated, replaced and/or transferred to such other Party or its applicable Subsidiaries in accordance with Section 5.15; provided, however, that, in the event that the Party to which the request has been made determines that any such provision of Information could be commercially detrimental, violate any Law or agreement (including any obligations of confidentiality), or waive any attorney-client privilege, then the Parties shall use commercially reasonable efforts to agree on an approach to permit the provision of such Information to the extent and in a manner that avoids any such detriment, violation or waiver; and provided, further, that the Party requested to provide such Information shall have no obligation pursuant to this Section 5.6(b) to provide any such Information unless it is satisfied in its reasonable discretion, that such potential detriment, violation or waiver is adequately mitigated pursuant to such efforts. Subject to the immediately preceding sentence, the Party providing Information pursuant to this Section 5.6(b) shall not be obligated to provide such Information in any form, condition or format other than the form, condition and format in which it then exists (and in no event shall such Party be required to perform any improvement, modification, conversion, updating or reformatting of any such Information). Each Party agrees that all requests for Information pursuant to this Section 5.6(b) shall be made in accordance with the procedures and processes that may be reasonably established by the other Party to respond to such requests.
5.7 Publicity . Buyer shall not make, or permit any of its Affiliates or representatives to make, any public announcement in respect of this Agreement, the Transition Services Agreement or the Transaction without the prior written consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required (a) by Law, rule or regulation applicable to Buyer or any of its Affiliates (and only to the extent so required) or (b) pursuant to internal announcements to employees. Subject to the foregoing, Buyer shall consult with Seller, provide Seller with a reasonable opportunity to review and give due consideration to reasonable comments made by Seller prior to issuing any press releases or otherwise making public announcements with respect to the Transaction and prior to making any filings with any third party and/or any Governmental Entity (including any national securities exchange or interdealer quotation service) with respect thereto. Notwithstanding anything to the contrary herein, Buyer shall not disclose any information regarding the Transaction, except as provided in this Section 5.7 or Section 5.10.
5.8 Employee Transition Matters; Employee Benefits .
(a) Buyer agrees and acknowledges that Seller and its Subsidiaries, with notice to Buyer and with Buyer’s consent, which consent shall not unreasonably be withheld, conditioned or delayed, may take actions to cause certain Business Employees that are not currently employed by the Company or its Subsidiaries to become employees of the Company or its Subsidiaries prior to the Closing. Notwithstanding the foregoing, Buyer agrees that the Transition Services Employees may remain employed by Seller or one its Subsidiaries (other than the Company and its Subsidiaries) as of the Closing. To the extent such Transition Services Employees are so

Exhibit 2.1
employed, no later than fifteen (15) days prior to the termination of the Services provided or facilitated by a Transition Services Employee, Buyer shall or shall cause its Affiliates to, offer employment to such Transition Services Employee, with substantially comparable terms and conditions of employment as applicable to such Transition Services Employee prior to the Closing Date and compensation and benefit terms consistent with those set forth in Section 5.8(b), to be effective immediately following the termination of the applicable Services (as applicable, the “Hire Date”).
(b) Buyer agrees that (A) the Business Employees who continue to remain employed with the Company or its Subsidiaries and (B) the Transition Services Employees who accept an offer of employment pursuant to Section 5.8(a) (the “Continuing Employees”) shall, during the period commencing on the Closing Date (or, for Transition Services Employees, the Hire Date) and ending on the first anniversary of the Closing (or, for Transition Services Employees, the Hire Date), be provided with (i) at least the same wage rate or base salary level in effect for such employee immediately prior to the Closing, (ii) bonus opportunities and sales and service incentive award compensation opportunities that are no less favorable in the aggregate than those in effect for such employee prior to the Closing and (iii) employee benefits (including, without limitation, retirement and welfare benefits and perquisites) that are substantially comparable in the aggregate to those provided to the Continuing Employee immediately prior to the Closing.
(c) Buyer shall (i) cause any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of Buyer or its Affiliates to be waived with respect to the Continuing Employees and their eligible dependents, (ii) give each Continuing Employee credit for the plan year in which the Closing (or Hire Date) occurs towards applicable deductibles and annual out-of-pocket limits for medical expenses incurred prior to the Closing (or Hire Date) for which payment has been made and (iii) give each Continuing Employee service credit for such Continuing Employee’s employment with the Company and its Subsidiaries for purposes of vesting, benefit accrual and eligibility to participate under each applicable benefit plan of Buyer, as if such service had been performed with Buyer, except for benefit accrual under defined benefit pension plans, for purposes of qualifying for subsidized early retirement benefits or to the extent it would result in a duplication of benefits.
(d) Prior to the Closing and thereafter (as applicable), Seller and Buyer shall take all actions as may be required to permit each Continuing Employee to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code, including of loans) in the form of cash, notes (in the case of loans) or a combination thereof, in an amount equal to the full account balance distributed or distributable to such Continuing Employee from the applicable tax-qualified defined contribution retirement plan of Seller or its Subsidiaries to the tax-qualified defined contribution retirement plan designated by Buyer (the “Buyer 401(k) Plan”). Each Continuing Employee shall become a participant in the Buyer 401(k) Plan on the Closing Date (giving effect to the service crediting provisions of Section 5.8(c)); it being agreed that there shall be no gap in participation in a tax-qualified defined contribution plan.
(e) Nothing contained in this Agreement is intended to (i) be treated as an amendment of any particular Benefit Plan, (ii) prevent Buyer or any of its Affiliates from amending or terminating any of their benefit plans or, after the Closing, any Company Benefit Plan in accordance their terms, (iii) prevent Buyer, the Company or any of their Affiliates, after the Closing (or the Hire

Exhibit 2.1
Date), from terminating the employment of any Continuing Employee or (iv) create any third-party beneficiary rights in any employee of the Company or any of its Subsidiaries, any beneficiary or dependent thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any Continuing Employee by Buyer, the Company or any of their Affiliates or under any benefit plan which Buyer, the Company or any of their Affiliates may maintain.
5.9 Buyer’s Duty to Indemnify Directors, Officers, and Board Members; Insurance .
(a) Following the Closing, Buyer, the Company and the Company’s Subsidiaries shall indemnify, defend, hold harmless and reimburse, to the fullest extent permitted under applicable Law, each current and former director, officer and other board member of the Company and the Company’s Subsidiaries (in each case, when acting in such capacity), determined as of the Closing (the “Indemnitees”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with, arising out of or otherwise related to any actual or alleged Action in connection with, arising out of or otherwise related to matters existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, including in connection with (i) the Transaction and (ii) actions to enforce this Section 5.9 or any other indemnification or advancement right of any Indemnitee, and Buyer shall also advance expenses as incurred to the fullest extent permitted under applicable Law and the respective Organizational Documents of the Company and the Company’s Subsidiaries in effect as of the Execution Date; provided, that any Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined by final adjudication that such Person is not entitled to indemnification.
(b) Buyer shall, at is sole expense, cause the Company and the Company’s Subsidiaries to obtain with effect from the Closing Date and shall cause the Company and the Company’s Subsidiaries to maintain in effect for six (6) years after the Closing Date a directors’ and officers’ liability insurance policy and a fiduciary liability insurance policy, in each case, with respect to matters occurring prior to the Closing, with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as existing policies of Seller and Seller’s Subsidiaries with respect to matters existing or occurring at or prior to the Closing (including in connection with the Transaction).
(c) During the six (6)-year period from and after the Closing, all rights to indemnification and exculpation from liabilities for acts or omissions occurring prior to the Closing and rights to advancement of expenses relating thereto now existing in favor of any Indemnitee as provided in the Organizational Documents of the Company and the Company’s Subsidiaries or any indemnification agreement between such Indemnitee and the Company and the Company’s Subsidiaries in each case, as in immediately prior to the Closing shall not be amended, restated, amended and restated, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnitee.
(d) If Buyer, the Company or any of the Company’s Subsidiaries or any of their respective successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper

Exhibit 2.1
provisions shall be made so that the successors and assigns of Buyer, the Company or any of the Company’s Subsidiaries shall assume all of the obligations set forth in this Section 5.9.
(e) The provisions of this Section 5.9 are intended to be for the benefit of, and from and after the Closing shall be enforceable by, each Indemnitee, who is an intended third-party beneficiary of this Section 5.9.
(f) The rights of the Indemnitees under this Section 5.9 shall be in addition to any rights such Indemnitees may have under the Organizational Documents of the Company and the Company’s Subsidiaries, or under any applicable Contracts or Laws and nothing in this Agreement is intended to, shall be construed or shall release or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of the Company’s Subsidiaries for any of its directors, officers or other employees (it being understood and agreed that the indemnification provided for in this Section 5.9 is not prior to or in substitution of any such claims under such policies).
5.10 Confidentiality .
(a) The terms of the confidentiality agreement, dated as of June 12, 2025 (the “Confidentiality Agreement”), between Seller and Buyer, are hereby incorporated by reference, mutatis mutandis, and, notwithstanding anything contained in the Confidentiality Agreement to the contrary, shall continue in full force and effect until the Closing, at which time such Confidentiality Agreement shall terminate. Notwithstanding the termination of the Confidentiality Agreement at the Closing, Buyer shall, and shall cause its Affiliates and their respective Representatives to keep confidential any information concerning Seller or its Affiliates furnished in connection with the Transaction (except for information exclusively related to the Business).
(b) From and following the Closing, and except as contemplated by or otherwise provided in this Agreement or the Transition Services Agreement, Seller hereby agrees with Buyer that Seller will not, and that Seller will cause its Subsidiaries not to, directly or indirectly, without the prior written consent of Buyer, disclose or use any Confidential Information; provided, however, that the information subject to the foregoing provision of this sentence will not include any information generally available to, or known by, the public (other than as a result of disclosure in violation hereof) or that was independently developed by Seller or any of its Subsidiaries without use or reference to Confidential Information or was in their rightful possession before the disclosure of the applicable Confidential Information to them; provided, further, that the provisions of this Section 5.10 will not prohibit any retention of copies of records or disclosure (a) required by applicable Law or (b) made in connection with the enforcement of any right or remedy relating to this Agreement. Seller agrees that it will be responsible for any breach or violation of the provisions of this Section 5.10 by any of such Seller’s Subsidiaries. This Section 5.10 shall terminate three (3) years after the Closing Date.
5.11 Tax Matters .
(a) Combined Tax Returns. Seller shall prepare (or cause to be prepared) all combined, consolidated or unitary Tax Return that includes Seller or any of its Affiliates (other than the Company or its Subsidiaries), on the one hand, and any of the Company or its Subsidiaries, on the other hand (a “Combined Tax Return”).

Exhibit 2.1
(b) Proration of Taxes. With respect to any Straddle Period, the amount of Taxes attributable to the Pre-Closing Period shall be determined (i) in the case of any Taxes based upon income, receipts, transactions or payroll, the portion of such Taxes attributable to a Pre-Closing Period shall be deemed equal to the amount which would be payable if the relevant taxable period ended on and included the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which any of the Company or its Subsidiaries holds a beneficial interest shall be deemed to terminate at such time); provided that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period beginning after the Closing Date in proportion to the number of days in each period; and (ii) in the case of any other Taxes, the portion of such Taxes attributable to a Pre-Closing Period shall be deemed to be the amount of such Tax for the entire taxable period, multiplied by a fraction, the numerator of which is the number of days in the taxable period prior to and including the Closing Date and the denominator of which is the number of days in such Straddle Period; provided, that any deductions attributable to Seller Transaction Expenses shall be treated as arising in a Pre-Closing Period so long as such deductions are “more likely than not” deductible (or deductible at a higher confidence level) in a Pre-Closing Period.
(c) Cooperation. Seller and Buyer shall, with respect to the Company and its Subsidiaries, reasonably cooperate and shall cause their respective Affiliates (including, in the case of Buyer, the Company and its Subsidiaries) and representatives to reasonably cooperate, to make available to the other Party as reasonably requested all information, records and documents in connection with the filing of Tax Returns of or with respect to the Company and its Subsidiaries and any audit, litigation, other proceeding or calculation with respect to Taxes of or with respect to the Company and its Subsidiaries with respect to or relate to a Pre-Closing Period. Seller and Buyer agree (i) to retain all books and records (or, in the alternative, to deliver such books and records to the Company) with respect to Tax matters pertinent to the Company and its Subsidiaries relating to any taxable period beginning before the Closing Date until the expiration of the applicable statute of limitations and to abide by all record retention agreements entered into with any Governmental Entity, (ii) to allow the other Party and its representatives, at times and dates mutually acceptable to the Parties, to inspect, review and make copies of such records as such Party may deem necessary or appropriate from time to time, such activities to be conducted during normal business hours and at such Party’s expense and (iii) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records. Notwithstanding anything to the contrary in this Agreement, and unless required by applicable Laws, neither Seller nor any of its Affiliates shall be required to provide any Person with any Tax Return or copy of any Tax Return of (i) Seller or any of its Affiliates or (ii) a consolidated, combined, affiliated or unitary group that includes Seller or any of its Affiliates, except, in each case, for materials or portions thereof (including associated schedules and work papers) that relate solely to the Company or its Subsidiaries.
(d) Transfer Taxes. Buyer shall be liable for and pay any and all transfer, documentary, sales, use, stamp, recording, value added, registration and other similar Taxes and all conveyance fees, recording fees and other similar charges imposed, payable to or assessed by any Governmental Entity (all including penalties, interest and other charges with respect thereto, collectively “Transfer Taxes”) incurred in connection with the consummation of the Transaction

Exhibit 2.1
and Buyer shall reimburse Seller for any such Transfer Taxes that are paid by Seller or its Affiliates. If Seller is required by applicable Law to collect any applicable Transfer Taxes from Buyer, Buyer shall pay such amount to Seller concurrent with the payment of any consideration payable pursuant to this Agreement. Any Tax Returns that must be filed in connection with any Transfer Taxes shall be prepared and filed by the Party primarily or customarily responsible under applicable Law for filing such Tax Returns, and such Party will use its reasonable best efforts to provide such Tax Returns to the other Party at least ten (10) Business Days prior to the date such Tax Returns are due to be filed. Buyer and Seller shall cooperate in the timely completion and filing of all such Tax Returns and in filing any forms and documents as may be necessary to obtain any exemption or refund of any Transfer Taxes.
(e) Post-Closing Actions. Except as required by applicable Law, neither Buyer nor any of its Affiliates (including, following the Closing, the Company and its Subsidiaries) shall (or shall cause or permit the Company or any of its Subsidiaries to) (A) make or change any Tax election with respect to the Company or any of its Subsidiaries (including any “check-the-box” election pursuant to Treasury Regulations Section 301.7701-2, which election would be effective for any Pre-Closing Period, election under Section 338 or Section 336 of the Code, or any similar election under state, local, or foreign Tax Law) or change any method of Tax accounting or any Tax accounting period of the Company or any of its Subsidiaries, which election or change would be effective on or prior to the Closing Date, (B) amend, re-file or otherwise modify any Tax Return (or extend or waive any statute of limitations or other period for the assessment of any Tax or deficiency) relating, in whole or in part, to the Company or any of its Subsidiaries for any Pre-Closing Period, (C) file a Tax Return for a Pre-Closing Period in a jurisdiction where the Company or any of its Subsidiaries did not file such Tax Return for such period, (D) change a transfer- pricing policy of the Company or any of its Subsidiaries which is in place at the Closing Date with retroactive effect to a Pre-Closing Period, (E) initiate any voluntary disclosure or similar proceedings with respect to the Company or any of its Subsidiaries for any Pre-Closing Period, or (F) take any other action or engage in any transaction that would reasonably be expected to increase any Tax liability or reduce any Tax benefit in respect of any Pre-Closing Period or give rise to an indemnity payment pursuant to Section 7.1, in each case, without the prior written consent of Seller.
(f) Tax Sharing Agreements. All Tax sharing or allocation agreements or arrangements between Seller (or any affiliate of Seller, other than the Company and its Subsidiaries), on the one hand, and any of the Company or its Subsidiaries, on the other hand, (other than any customary commercial, employment, leasing or financing contracts entered into in the ordinary course of business, the principal purpose of which is unrelated to Taxes) shall be terminated as of the Execution Date and, after the Closing Date, the Company and its Subsidiaries shall not be bound thereby or have any liability thereunder.
(g) Tax Contests. If any Governmental Entity makes a claim or commences any proceeding with respect to any Tax Liability of the Company or any of its Subsidiaries that relates to a Pre-Closing Period, the resolution of which may reasonably be expected to result in an indemnity payment pursuant to Section 7.1, Buyer shall promptly and in any event no more than ten (10) Business Days following Buyer’s (or any of its Affiliates’, including the Company’s and any of its Subsidiaries’) receipt of notice of such claim, give written notice to Seller of such claim (a

Exhibit 2.1
“Tax Claim”). Such notice shall set forth the same details applicable to a Claim Notice and also specify in reasonable detail the basis for such Tax Claim and shall include a copy of the relevant portion of any correspondence received from the relevant Governmental Entity. Seller shall have the right to control the defense of such Tax Claim. Buyer shall not settle any such Tax Claim without the prior written consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed). In the case of any Tax Claim, (i) the Party controlling such Tax Claim shall (A) keep the other Party reasonably informed concerning the progress of any such Tax Claim, (B) provide the other Party with copies of all material correspondence and other documents relevant to any such Tax Claim and (C) consider in good faith any reasonable comments made by the other Party with respect to any such Tax Claim and (ii) the other Party shall have the right to participate in the defense of any such Tax Claim at its own expense separate from the counsel employed by the party controlling such Tax Claim. Notwithstanding anything to the contrary in this Agreement, to the extent of any conflict or overlap, the procedures relating to Tax Claims shall be governed exclusively by this Section 5.11(g) and the provisions of Section 7.2 shall not apply.
5.12 Pre-Closing Contract Actions .
(a) Buyer acknowledges that one or more members of the Seller Group are party to certain Contracts that relate in part to the operations or conduct of the Business (collectively, the “Shared Contracts”). To the extent that Seller determines that it is necessary to assign or otherwise apportion any rights or obligations under any Shared Contract to the Company Group in order to facilitate the provision of the Services (or the benefits thereof) contemplated under the Transition Services Agreement (collectively, the “Specified Shared Contracts”), Seller and Buyer shall cooperate with each other and shall use their respective commercially reasonable efforts prior to the Closing (i) to cause the Specified Shared Contracts to be apportioned, effective as of the Closing, between the Company Group and the Seller Group, pursuant to which the Seller Group will assume all of the rights and obligations under such Specified Shared Contract that relate to the businesses of the Seller Group, on the one hand, and the Company Group will assume all of the rights and obligations under such Specified Shared Contract that relate to the Business, on the other hand; and (ii) in the case of the Seller Group, to cause the applicable counterparty to release the Company Group, as applicable, from the obligations of the Seller Group arising after the Closing Date under the portion of the Shared Contract apportioned to the Seller Group and, in the case of the Company Group, to cause the applicable counterparty to release the Seller Group from the obligations of the Company Group arising after the Closing Date under the portion of the Shared Contract apportioned to the Company Group. The actions described in clauses (i) and (ii) of the immediately preceding sentence of this Section 5.12(a) are collectively referred to herein as the “Pre-Closing Contract Actions”.
(b) Notwithstanding anything to the contrary contained herein, in no event shall Seller or any of its Affiliates be required to make any payments, incur any liability, commence any litigation or make any concessions to effectuate any of the Pre-Closing Contract Actions (including, to the extent required, any third party consents), and the failure to consummate any Pre-Closing Contract Action shall not be taken into account with respect to whether any conditions to the Closing set forth in Article VI shall have been satisfied and no representation, warranty,

Exhibit 2.1
covenant or agreement of Seller set forth in this Agreement shall be breached or deemed breached.
(c) The obligations set forth in this Section 5.12 shall terminate on the Closing Date.
5.13 Insurance Coverage . Buyer acknowledges that all insurance policies providing coverage with respect to the Business under policies of Seller and its Subsidiaries (other than the Company and its Subsidiaries) shall terminate as of the Closing, and no claims shall be brought against any such policy in relation to the Business regardless of whether the events underlying such claim arose prior to, on, or after the Closing. Seller may, effective prior to, at or after the Closing, amend any insurance policies and ancillary arrangements in the manner it deems appropriate to give effect to this Section 5.13. Without limitation to the foregoing, at or prior to Closing, upon request by Seller, Buyer shall assume all of the deductible obligations of Seller and its Subsidiaries in respect of any insurance policy of Seller or its Subsidiaries to the extent covering matters relating to the Business prior to the Closing and shall take any actions requested by Seller in connection therewith, including entering into new deductible agreements, agreeing to collateralize any deductible obligations, posting collateral, and addressing any requests from insurers and otherwise cooperating with insurers.
5.14 Franchise Matters .
(a) Notwithstanding anything in this Agreement to the contrary, during the period from the date of this Agreement through the earlier of the Closing or termination of this Agreement, Seller and its Subsidiaries may (x) provide any prospective or renewing franchisees of the Business with information concerning the Transaction, or (y) unless otherwise exempt under applicable Law, make filings with Governmental Entities to amend franchise disclosure documents relating to the Business to provide information concerning the Sale, the identity of the Purchaser and its Affiliates and the other transactions contemplated by this Agreement, in the case of each of the forgoing clauses (x) or (y), as Seller deems reasonably necessary or advisable to comply with Law or to reduce the risk of claims or Liabilities from such franchisee for rescission, nondisclosure, violation of Law or otherwise. Until any such filings, notifications and documents referred to in the foregoing sentence are made, if applicable, and accepted or deemed effective by the applicable Governmental Entities and, if applicable, the date on which any disclosure waiting periods required under applicable Law are satisfied, Seller and its Subsidiaries may delay or suspend franchise sales and offers to prospective or renewing franchisees of the Business unless Seller determines that there is a commercially reasonable alternative which is proposed by Buyer and is compliant with applicable Law so as to avoid the necessity for any such filings, notifications or documents.
(b) Promptly following the Closing, Buyer shall, and shall cause its applicable Subsidiaries to, amend (including, if applicable, by making any required filings with Governmental Entities to effectuate such amendment) any franchise disclosure documents of the Company and its Subsidiaries that are being used or are in effect to remove Seller and all other Subsidiaries of Seller (other than the Company or any of its Subsidiaries) as the guarantor under any guarantee of performance or other obligations contemplated by such documents and to make such other changes as needed to properly reflect the Transaction (including to update the franchise disclosure documents regarding the parents, affiliates, owners, members, directors and/or management personnel of the Company and its Subsidiaries), and immediately upon the Closing,

Exhibit 2.1
Buyer shall cease and refrain from making any franchise sales or offers to prospective or renewing franchisees until such amendments are made and, if applicable, accepted or deemed effective by the applicable Governmental Entities and, if applicable, the date on which any disclosure waiting periods required under applicable Law are satisfied.
(c) From and after the Closing, Buyer, the Company and their respective Subsidiaries, jointly and severally, shall indemnify and hold harmless Seller and its Subsidiaries against any Liabilities that Seller and its Subsidiaries suffer, incur or are liable for by reason of or arising out of or in consequence of (i) Seller or any of its Subsidiaries being a guarantor under any guarantee of performance, or having any other obligation pursuant to a franchise disclosure document or related franchise document or Contract, in each case, relating to the Business (the “FDD Obligations”), (ii) any claim or demand for payment made on Seller or any of its Subsidiaries with respect to any of the FDD Obligations or (iii) any Action by any Person who is or claims to be entitled to the benefit of or claims to be entitled to payment, reimbursement or indemnity with respect to any FDD Obligations and shall promptly reimburse Seller and its Subsidiaries for any fees or expenses incurred in connection with any of the foregoing clauses (i) through (iii). Without limitation to the foregoing, Buyer shall not, nor shall it permit any of its Affiliates to, terminate by mutual agreement with the franchisee party, consent to a transfer or assignment of, or extend or renew any franchise agreement or related Contract entered into by the Company or any of its Subsidiaries containing or underlying any FDD Obligation unless, prior to or concurrently with such termination, consent, transfer, assignment, extension or renewal, Seller and its Subsidiaries are released from any FDD Obligations thereunder or in connection therewith to the fullest extent permitted by Law.
5.15 Business Guarantees . At or prior to the Closing, other than with respect to the FDD Obligations (the “Continuing Business Guarantees”), Buyer shall arrange for, at Buyer’s sole expense, substitute letters of credit, surety bonds, guarantees, advance payment guarantees, and other obligations to replace the outstanding letters of credit, surety bonds, guarantees, advance payment guarantees and other similar contractual obligations entered into by or on behalf of Seller or any of its Subsidiaries (other than the Company and its Subsidiaries) to the extent in connection with or relating to the Business (the “Business Guarantees”) on terms and conditions substantially similar to those obligations being replaced, and Buyer shall, or shall cause its Subsidiaries to, assume all obligations under each such Business Guarantee, to the extent they relate to the Business, obtaining from the creditor or other counterparty a full and irrevocable release of Seller or any of its Subsidiaries (other than the Company and its Subsidiaries) that are liable, directly or indirectly, for reimbursement to the creditor or fulfillment of other Liabilities to a counterparty in connection with such Business Guarantees to the extent they relate to the Business; provided, that no Party shall be obligated to expend any funds or agree to any modification of any of such contractual obligations to obtain such release. Buyer further agrees that to the extent Seller or any of its Subsidiaries incur any cost or expense, or are required to make any payment, or are subject to any Action, in connection with any Business Guarantees (including any Continuing Business Guarantees) on or after the Closing, Buyer shall hold Seller and its Subsidiaries harmless against, and reimburse Seller and its Subsidiaries for, any and all such Liabilities or amounts paid, and shall in any event promptly after written demand therefor from Seller, reimburse Seller and any of its Subsidiaries to the extent that any Business Guarantee is called upon and Seller or any of its Subsidiaries make any such payment or incur

Exhibit 2.1
any such Liability in respect of any such Business Guarantee. For any Business Guarantees (including any Continuing Business Guarantees) for which Buyer or any of its Subsidiaries, as applicable, is not substituted in all respects relating to the Business for Seller and its Subsidiaries (or for which Seller and its Subsidiaries are not fully released) effective as of the Closing and that cannot otherwise be terminated effective as of the Closing (with Seller and its Subsidiaries to be fully released in respect thereof), Buyer shall and shall cause its Subsidiaries to use their reasonable best efforts to effect such substitution or termination and release as promptly as reasonably practicable after the Closing. Without limiting the foregoing, neither Buyer nor any of its Subsidiaries shall amend, modify, waive, extend or renew any Contract containing or underlying a Business Guarantee (including, for the avoidance of doubt, any Continuing Business Guarantee) unless, prior to or concurrently with such amendment, modification, waiver, extension or renewal, Buyer or its Subsidiaries are substituted in all respects relating to the Business for Seller and their Subsidiaries, and Seller and its Subsidiaries are fully released in respect of all Liabilities relating to the Business under such Business Guarantees.
5.16 Worker Adjustment and Retraining Notification . Buyer shall not, and shall cause the Company and its Subsidiaries not to, take any action following the Closing Date that could result in Worker Adjustment and Retraining Notification Act liability for Seller.
5.17 RWI . At or prior to the Closing, Buyer shall deliver to Seller evidence of the purchase by Buyer of the RWI Policy, together with evidence of the payment of the premium for such RWI Policy, and shall further provide to Seller, concurrent with delivery to the requisite parties under the RWI Policy, copies of all notices which relate to any claim or potential claim under the RWI Policy. Buyer agrees that the RWI Policy shall provide that (a) the insurer shall irrevocably waive and not pursue, directly or indirectly, any claims against Seller or any of its Affiliates or Representatives (by way of subrogation, claim for contribution or otherwise), other than in the case of Fraud by any such party and then only to the extent of such Fraud, and (b) Seller and its Subsidiaries shall be express third-party beneficiaries of such provision. Buyer shall not (and shall cause its Subsidiaries and its Affiliates not to) amend or modify in any respect, or otherwise novate, assign, waive or terminate, the provisions in clauses (a) and (b) of the immediately preceding sentence in a manner adverse to Seller without the prior written consent of Seller, which consent shall be in Seller’s sole discretion. In no event shall the availability of or binding of the RWI Policy be a condition to Closing. The cost of the premiums together with all Taxes and application fees, underwriting costs, brokerage fees, or similar fees or expenses in connection with the RWI Policy shall be paid by Buyer.
5.18 Specified Proceeds . Following the Closing, if any Specified Proceeds (as such term is defined in Section 5.18 of the Seller Disclosure Letter) are received by a member of the Company Group, Buyer shall, or shall cause the applicable member of the Company Group to, as promptly as practicable (but in no event later than five Business Days after receipt of such payment), remit by wire or draft such amounts to an account designated by Seller.
5.19 Further Assurances . The Parties shall execute and deliver, or shall cause to be executed and delivered, such documents and other instruments and shall take, or shall cause to be taken, such further actions as may be reasonably required to carry out the provisions of this Agreement and give effect to the Transaction.

Exhibit 2.1
Article VI
Conditions
6.1 Condition to Each Party’s Obligation to Consummate the Transaction . The obligation of each Party to consummate the Transaction is subject to the satisfaction or waiver in writing by Buyer and Seller, as of the Closing, of the following condition:
(a) Orders and Litigation. No court, arbitrator, mediator or other Governmental Entity of competent jurisdiction shall have enacted, enforced, entered, issued or promulgated any Order or Law (whether temporary, preliminary or permanent) that is in effect and has the effect of making the Transaction illegal or otherwise prohibiting consummation of the Transaction.
6.2 Conditions to Obligation of Buyer . The obligation of Buyer to consummate the Transaction is also subject to the satisfaction or waiver in writing by Buyer as of the Closing of the following conditions:
(a) Representations and Warranties of Seller.
(i) The Seller Fundamental Representations shall be true and correct in all material respects as of the Closing as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date).
(ii) The other representations and warranties of Seller set forth in Article II and Article III shall be true and correct (without giving effect to any materiality qualifiers, including “Material Adverse Effect”, contained therein) as of the Closing as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of any such representations and warranties to be so true and correct would not reasonably be expected to have a Material Adverse Effect.
(b) Performance of Obligations of Seller. Seller shall have performed and complied in all material respects with all covenants required to be performed by it under this Agreement on or prior to the Closing Date.
(c) Closing Certificate. Buyer shall have received at the Closing a certificate, signed on behalf of Seller by a duly authorized officer of Seller (solely in his or her capacity as such and not in his or her personal capacity, and without personal liability), certifying that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied.
(d) No Material Adverse Effect. Since the Execution Date, there shall not have occurred a Material Adverse Effect. 6.3 Conditions to Obligations of Seller . The obligation of Seller to consummate the Transaction is also subject to the satisfaction or waiver in writing by Seller as of the Closing of the following conditions:
(a) Representations and Warranties. The representations and warranties of Buyer contained in Article IV shall be true and correct (without giving effect to any materiality qualifiers contained therein) in all material respects as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty speaks as of

Exhibit 2.1
an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date).
(b) Performance of Obligations of Buyer. Buyer shall have performed and complied with each of the covenants required to be performed by it under this Agreement on or prior to the Closing Date in all material respects.
(c) Closing Certificate. Seller shall have received at the Closing a certificate, signed on behalf of Buyer by a duly authorized officer of Buyer (solely in his or her capacity as such and not in his or her personal capacity, and without personal liability), certifying that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied.
6.4 Frustration of Closing Conditions . A Party may not rely on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied if such failure was due to the failure of such Party to perform any of its obligations under this Agreement.
Article VII
Indemnification
7.1 General Indemnification.
(a) After the Closing, Seller agrees to indemnify, defend and hold Buyer and its Affiliates (each a “Buyer Indemnitee” and together, the “Buyer Indemnitees”) harmless from and against, and will pay and reimburse them for any actual damages, losses, liabilities, obligations, claims of any kind or out-of-pocket expenses (including reasonable and documented out-of-pocket fees and expenses of outside counsel) (collectively, “Loss”) incurred or suffered by a Buyer Indemnitee arising out of, based upon or resulting from:
(i) the matters set forth on Section 7.1(a)(i) of the Seller Disclosure Letter; or
(ii) any breach of any covenant or agreement of Seller contained in this Agreement that is required hereunder to be performed after the Closing.
(b) After the Closing, Buyer agree to indemnify, defend and hold Seller and its Affiliates (each a “Seller Indemnitee” and together, the “Seller Indemnitees”) harmless from and against, and will pay and reimburse them for any Loss incurred or suffered by a Seller Indemnitee arising out of, based upon or resulting from:
(i) any breach of, inaccuracy in, or failure to be true of, any representation or warranty made by Buyer in Article IV; or
(ii) any breach of any covenant or agreement of Buyer contained in this Agreement that is required hereunder to be performed after the Closing.
(c) The obligation to indemnify and hold harmless pursuant to Section 7.1(a)(i) shall survive the Closing only for the period commencing on the Closing Date and ending on the first (1st) anniversary thereof. The obligations to indemnify and hold harmless pursuant to Section 7.1(b)(i) shall survive the Closing only for the period set forth in Section 9.1(a)(ii) and the obligations to indemnify and hold harmless pursuant to Section 7.1(a)(ii) and pursuant to Section 7.1(b)(ii) shall survive the Closing only for the period set forth in the first sentence of Section

Exhibit 2.1
9.1(c). Notwithstanding the foregoing, if claims for indemnification pursuant to such clauses are asserted in compliance with Section 7.2 with reasonable specificity in a Claim Notice that is received by the Responsible Party prior to the end of the applicable survival period, such claims shall be deemed to survive for purposes of the indemnification provisions set forth in this Article VII until Final Determination thereof.
7.2 Indemnification Procedures.
(a) In order for any Person entitled to indemnification pursuant to Section 7.1 hereof (an “Indemnified Party”) to duly make a valid claim for indemnification under this Article VII, such Indemnified Party shall promptly (but in no event more than ten (10) Business Days following the first date on which such Indemnified Party has knowledge of facts, matters or circumstances from which it is reasonably apparent that an occurrence is likely to have occurred entitling such Indemnified Party to indemnification, and additionally in the case of a Third Party Claim, in no event later than the tenth (10th) Business Day preceding the date by which an appearance is required to be made before a court, arbitrator or other tribunal or an answer or similar pleading is required to be filed in a litigation or other proceeding) deliver a written notice setting forth a description in reasonable detail of the occurrence(s) specified in Section 7.1 which the Indemnified Party alleges to have occurred, a description of the facts and circumstances giving rise to such occurrences, the estimated amount of Loss incurred or suffered arising out of, based upon or resulting from such occurrences (to the extent then ascertainable), and a description of any other remedy sought in connection therewith, any relevant time constraints relating thereto and, to the extent practicable, any other material details pertaining thereto (a “Claim Notice”) to the Party obligated hereunder to indemnify such Indemnified Party (such notified party, the “Responsible Party”) in respect of such claim. The failure to deliver a Claim Notice in accordance with this Article VII shall relieve the Responsible Party of its obligations hereunder. The Indemnified Party shall cooperate with and provide to the Responsible Party such information under the Indemnified Party’s control as the Responsible Party may reasonably request for the purposes of determining the validity of the allegations made in the Claim Notice and shall keep the Responsible Party fully and promptly informed of factual and procedural developments (including additional information which may come under the Indemnified Party’s control) in connection therewith.
(b) In the event the Claim Notice results from any Action asserted or threatened against, the Indemnified Party by a third party (a “Third Party Claim”):
(i) The Responsible Party shall have the right to assume the conduct and control, through counsel of the Responsible Party’s choosing at the expense of the Responsible Party, of the settlement or defense thereof if (i) the Third Party Claim does not seek an injunction or other equitable relief against the Indemnified Party (other than injunctive, equitable or non-monetary relief that is incidental to monetary damages as the primary relief sought); and (ii) does not involve a Third Party Claim in which the Indemnified Party is also a party and which in the reasonable opinion of outside counsel to the Indemnified Party (as set forth in the Claim Notice) there is an actual conflict that exists between the Indemnified Party and the Responsible Party in connection with the defense of the Third Party Claim; provided that the Responsible Party notifies the Indemnified Party of its intent to exercise such right within thirty (30) days after receipt by the Responsible Party of such Claim Notice. Upon receipt by the Indemnified Party of

Exhibit 2.1
such notice from the Responsible Party, the Indemnified Party shall cooperate with the Responsible Party in connection with the Responsible Party’s settlement and/or defense of the applicable matter. The Responsible Party shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by such Indemnified Party, provided that the fees and expenses of such counsel shall be borne by such Indemnified Party. Subject to the immediately following sentence and the last sentence of this paragraph, the Responsible Party shall have the sole power to direct and control the defense and settlement, arbitration, litigation and appellate strategy relating to the Third Party Claim. Notwithstanding the foregoing, the Indemnified Party shall have the right to pay or settle any such Third Party Claim (whether or not appropriate notice has been given by Indemnified Party), provided that in such event it shall irrevocably waive any and all rights (including any rights of its Affiliates) to indemnification for such Third Party Claim unless the Responsible Party shall have expressly consented in advance in writing to the Indemnified Party having made such payment or settlement with providing such waiver. If (and only if) the Responsible Party does not notify the Indemnified Party within thirty (30) days after the receipt of the Indemnified Party’s Claim Notice hereunder that it elects to undertake the defense of the Third Party Claim described in such Claim Notice, the Indemnified Party shall have the right to (x) contest such Third Party Claim, and (y) solely with the prior written consent of the Responsible Party (which consent shall not be unreasonably withheld, conditioned or delayed), settle such Third Party Claim, and the Responsible Party shall have the right at any time to participate (including through counsel chosen by the Responsible Party) in the defense of any such Third Party Claim at its own expense. The Indemnified Party shall not waive any right to indemnity pursuant to this Agreement by contesting or settling any claim in accordance with the previous sentence. The Responsible Party shall not, except with the consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), enter into any settlement or consent to the entry of any judgment that does not include as an unconditional term thereof the giving by the Person or Persons asserting such claim to all applicable Indemnified Parties of an unconditional release from all liability with respect to such claim as set forth in the Claim Notice.
(ii) All of the Parties shall cooperate in the defense or prosecution of any Third Party Claim in respect of which indemnity may be sought hereunder and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith; provided, however, that this Section 7.2(b) shall not apply to any pending or anticipated adversarial, judicial or arbitral dispute or proceeding between Parties to the Agreement, which shall be governed by the applicable rules of discovery, evidence or procedure.
(c) With respect to any claim by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”), the Responsible Party shall have third (30) days after its receipt of such Claim Notice to respond in writing to such Direct Claim. During such third (30)-day period, the Indemnified Party shall allow the Responsible Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall reasonably assist the Responsible Party’s investigation by giving such information and assistance (including access to the premises and personnel of the Company and its Subsidiaries and the right to examine and copy any accounts, documents or records

Exhibit 2.1
thereof) as the Responsible Party or any of its professional advisors may reasonably request. If the Responsible Party does not so respond within such thirty (30)-day period, the Responsible Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.
7.3 Limitations on Indemnification Obligations . Notwithstanding any provision to the contrary contained in this Agreement:
(a) The amount of any and all Loss for which the Buyer Indemnitees are entitled to indemnification will be determined net of (i) any amounts recovered or reasonably expected to be recovered by the Buyer Indemnitees pursuant to any indemnification by, or indemnification agreement with, any third party, (ii) any amounts recovered by the Buyer Indemnitees pursuant to any insurance policy (including the RWI Policy), (iii) any other cash receipts or sources of reimbursement received by the Buyer Indemnitees in respect of or as an offset against such Loss, (each source of recovery referred to in clauses (i), (ii) and (iii), a “Collateral Source”) and (iv) the amount of any Tax benefits realized by the Buyer Indemnitees with respect to such Loss (a “Tax Benefit”).
(b) The Buyer Indemnitees shall not be entitled to recover Loss from Seller pursuant to Section 7.1(a)(i) unless and until the total amount which the Buyer Indemnitees would recover pursuant to Section 7.1(a)(i) (as limited by the provisions of this Section 7.3 other than this Section 7.3(b)), exceeds $500,000 (the “Threshold”) in which event Seller shall only be required to pay or be liable for Loss in excess of the Threshold.
(c) Notwithstanding anything to the contrary herein, the cumulative indemnification obligations of Seller under this Article VII shall in no event exceed, in aggregate, $10,000,000.
(d) If any Buyer Indemnitee has been indemnified for a Loss hereunder and at any time thereafter such Buyer Indemnitee or any other Buyer Indemnitee recovers all or a portion of such Loss from a Collateral Source or receives a Tax Benefit with respect to such Loss, the Buyer Indemnitees shall promptly refund to Seller the amount previously received by Buyer Indemnitees hereunder with respect to such Loss (up to the amount recovered from the Collateral Source or the amount of the Tax Benefit).
(e) To the extent an item (i) has been treated as part of Seller Transaction Expenses, Current Liabilities (for purposes of Net Working Capital) or Indebtedness included in the determination of the Closing Cash Consideration (or, following the determination thereof, the Final Cash Consideration), or (ii) constitutes (x) maintenance and repair work or (y) restorative landscaping, Buyer Indemnitees shall not be entitled to indemnification pursuant to Section 7.1(a) on account of said item.
(f) Seller shall have no obligation to indemnify the Buyer Indemnitees for any Loss attributable to any Taxes (i) resulting from an action taken by Buyer on the Closing Date outside the ordinary course of business that is not contemplated by this Agreement (ii) of the Company or any Subsidiary of the Company (A) attributable to any taxable period beginning after the Closing Date, (B) with respect to any Straddle Period, attributable to the portion of such taxable period deemed to begin after the Closing Date determined pursuant to Section 5.11(b), (C) are otherwise borne by the Buyer Indemnitees pursuant to this Agreement, (D) arising out of a

Exhibit 2.1
breach by Buyer of any provision of this Agreement, (E) such Taxes can or could have been offset by any Tax losses, Tax credits or other Tax attributes attributable to any Pre-Closing Period (including as a result of subsequent Tax audits) or (F) arising out of any action taken or omission by Buyer Indemnitees or, after the Closing Date, by the Company or any of its Subsidiaries.
(g) The Buyer Indemnitees shall use commercially reasonable efforts to make a claim for recovery of any amounts recoverable by them first from any Collateral Source, including the RWI Policy, prior to seeking any indemnification under this Article VII. No Buyer Indemnitee will have the right to assert any claim, or be entitled to indemnification hereunder: (i) with respect to any Loss that would have been covered by any insurance policy existing at Closing had such insurance policy been maintained by Buyer or its applicable Affiliate following Closing and (ii) unless and until such Buyer Indemnitee has first submitted such claim for recovery under the RWI Policy and the Company’s other insurance policies and such Buyer Indemnitee has received from the insurer(s) under such policies a written notice or letter formally denying coverage for such claim in its entirety. In the event that, after having complied with the preceding sentence, a Buyer Indemnitee still has any rights against a third party with respect to any occurrence, claim or Loss that results in a payment by Seller under this Article VII, Seller shall be subrogated to such rights to the extent of such payment.
(h) The Buyer Indemnitees shall use their respective commercially reasonable efforts to mitigate any Loss, and if the Buyer Indemnitees fail to do so, Seller shall have no liability for any portion of such Loss that reasonably could have been avoided had the applicable Buyer Indemnitee so complied. Notwithstanding anything to the contrary set forth herein, the limitations set forth in Section 7.3(b) shall not limit the rights of the Buyer Indemnitees to indemnification with respect to breaches of covenants or Fraud; provided, however, that the liability of Seller for such matters shall be subject to a cap equal to the amount of net, after-Tax proceeds received by Seller.
(i) Notwithstanding any provision of this Agreement to the contrary, Seller shall not be required to provide indemnification in respect of consequential, punitive, special, “multiple of profits”, “multiple of cash flow”, indirect, diminution of value, lost profits, speculative or incidental damages.
(j) Seller shall not be liable under this Article VII in respect of any Loss which is contingent unless and until such contingent Loss becomes an actual liability and is due and payable.
(k) Seller shall not be entitled to recover more than once in respect of the same Loss (notwithstanding that such Loss may result from more than one of the occurrences specified in Section 7.1(a)(i) or 7.1(a)(ii), as the case may be).
7.4 Treatment of Indemnification Payments . All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Final Cash Consideration to the extent permitted by applicable Law.
7.5 Payments .

Exhibit 2.1
(a) The Responsible Party shall pay to the Indemnified Party the amount of any Loss for which it is liable hereunder only following the Final Determination of the claims set forth in the related Claim Notice.
(b) Buyer, on its behalf and on behalf of its Affiliates, hereby waives any rights of set-off, netting, offset, recoupment or similar rights that Buyer or its Affiliates may have with respect to any amounts owed under this Article VII against any other amounts owed under this Agreement or the Transition Services Agreement.
7.6 Exclusive Remedies and No Rights Against Nonparties .
(a) Following the Closing, no Party shall assert against any other Party any claim, cause of action, right or remedy, or any Action, relating to this Agreement, the Transaction or any document or instrument delivered in connection herewith or therewith, other than (i) as set forth in Section 1.4(d), (ii) claims pursuant to this Article VII and the RWI Policy, (iii) claims pursuant to Section 10.4(d) (with respect to covenants to be performed at or following the Closing), (iv) claims pursuant to the terms of the Transition Services Agreement, and (v) claims against Buyer Guarantor pursuant to Section 10.14. Following the Closing, the claims and remedies specified in clauses (i) through (v) of the previous sentence shall constitute the Parties’ sole and exclusive rights and remedies available to the Indemnified Parties for any and all Loss or other claims relating to or arising out of this Agreement, the Transaction and any document or instrument delivered in connection herewith or therewith, and shall supersede all other rights and remedies available at law or in equity (including any right of rescission). Accordingly, effective as of the Closing, each Party hereby irrevocably waives and discharges, and releases each other Party, to the fullest extent permitted under applicable Law, from, all other claims, causes of action and Actions relating thereto.
(b) In addition to Section 7.6(a), this Agreement may only be enforced against, and any Action, right or remedy that may be based upon, arise out of or relate to this Agreement, the Transition Services Agreement or the Transaction, or the negotiation, execution or performance of this Agreement, may only be made against the Persons that are expressly identified as Parties in their capacities as parties to this Agreement, and no Party shall at any time assert against any Person (other than a Party) which is a director, officer, employee, shareholder, general or limited partner, member, manager, agent or Affiliate or Representative of another Party (each, a “Nonparty”), any claim, cause of action, right or remedy, or any Action, relating to this Agreement, the Transition Services Agreement, the Transaction or any document or instrument delivered in connection herewith or therewith. Each Party hereby waives and discharges any such claim, cause of action, right, remedy and Action, and releases (and agrees to execute and deliver any instrument necessary to effectuate the release of) each Nonparty therefrom. The provisions of this Section 7.6(b) are for the benefit of and shall be enforceable by each Nonparty, which is an intended third-party beneficiary of this Section 7.6(b) and Section 5.19 (Further Assurances) in connection herewith.
Article VIII
Termination
8.1 Termination . This Agreement may be terminated at any time prior to the Closing:

Exhibit 2.1
(a) by written agreement of Buyer and Seller;
(b) by either Buyer or Seller, by giving written notice of such termination to the other Party, if:
(i) the Closing shall not have occurred on or prior to April 15, 2026 (the “Outside Date”); provided, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any Party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure of the Closing to have occurred on or prior to the Outside Date; or
(ii) any Order permanently restraining, enjoining or otherwise prohibiting the consummation of the Transaction shall become final and non-appealable;
(c) by Seller if Buyer shall have breached or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement, or any of its representations and warranties shall have become untrue after the Execution Date, which breach or failure to perform or be true (i) would give rise to the failure of a condition set forth in Section 6.1 or Section 6.3 and (ii) is not curable or, if curable, is not cured within the earlier of (A) thirty (30) days after written notice thereof is given by Seller to Buyer and (B) the Outside Date; provided, that Seller shall not have the right to terminate this Agreement pursuant to this Section 8.1(c) if Seller is then in material breach of any of its representations, warranties, covenants or other agreements hereunder such that it would give rise to the failure of a condition set forth in Section 6.1 or Section 6.2; or
(d) by Buyer if Seller shall have breached or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement, or any of its representations and warranties shall have become untrue after the Execution Date, which breach or failure to perform or be true (i) would give rise to the failure of a condition set forth in Section 6.1 or Section 6.2, respectively and (ii) is not curable or, if curable, is not cured within the earlier of (A) thirty (30) days after written notice thereof is given by Buyer to Seller and (B) the Outside Date; provided, that Buyer shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if Buyer is then in material breach of any of its representations, warranties, covenants or other agreements hereunder such that it would give rise to the failure of a condition set forth in Section 6.1 or Section 6.3.
8.2 Effect of Termination and Abandonment . In the event of termination of this Agreement and the abandonment of the Transaction pursuant to this Article VIII, this Agreement shall become void and of no effect with no liability on the part of any Party (or of any of its directors, managers, officers, employees, agents, legal and financial advisors or other representatives); provided, however, that (a) no such termination shall relieve any Party of any liability or damages resulting from any willful or intentional breach of this Agreement or Fraud (which claims based upon Fraud may only be made against the Person committing such Fraud and not against any other Person) and (b) the provisions set forth in this Section 8.2 (Effect of Termination and Abandonment), Section 3.23 (No Other Representations and Warranties), Section 10.2 (Expenses), Article X (Miscellaneous and General) and the Confidentiality Agreement shall survive the termination of this Agreement. Without limiting Seller’s rights under any other provision of this Agreement (including Seller’s right to specific performance

Exhibit 2.1
pursuant to Section 10.4(d)), Seller may petition a court to award damages in connection with any willful or intentional breach by Buyer of this Agreement, and Buyer agrees that such damages shall not be limited to reimbursement of expenses or out-of-pocket costs, but shall include the benefit of the bargain lost by Seller (taking into consideration relevant matters, including other transaction opportunities and the time value of money). For purposes hereof, a “willful or intentional breach” shall mean a breach of any material representation, warranty, covenant or other agreement set forth in this Agreement that is a consequence of an act undertaken or failure to act by the breaching party with the actual knowledge that the taking of such act or failure to act would cause a breach of this Agreement. The failure of Buyer to consummate the Closing for any reason when required pursuant to the terms of this Agreement and/or to make the payments required under Article I for any reason when required pursuant to the terms of this Agreement shall, in each case, be a willful and intentional breach of this Agreement by Buyer that (i) is not capable of being cured, (ii) has prevented consummation of the transactions contemplated hereby, and (iii) gives rise to Seller’s termination right pursuant to Section 8.1(c).
Article IX
Survival
9.1 Survival .
(a) Other than the representations and warranties set forth in Section 3.23 (No Other Representations or Warranties) and Section 4.10 (No Other Representations or Warranties), which shall survive the Closing indefinitely, (i) the representations and warranties of Seller contained in this Agreement shall terminate as of the Closing, and thereafter there shall be no liability on the part of, nor shall any claim be made by, any Person in respect of such representations and warranties, and (ii) the representations and warranties of Buyer contained in this Agreement shall survive the Closing for a period of one (1) year following the Closing Date and shall thereupon terminate, and thereafter there shall be no liability on the part of, nor shall any claim be made by, any Person in respect of such representations and warranties. Notwithstanding anything to the contrary herein, indemnification pursuant to the provisions of Article VII and the RWI Policy shall be the sole and exclusive remedy of Buyer and its Affiliates for all losses relating to or arising from the breach of any representation or warranty set forth in this Agreement, irrespective of the coverage limits under any such RWI Policy, or whether Buyer maintains any RWI Policy following the Closing, or whether any such RWI Policy is revoked, cancelled or modified in any manner after issuance.
(b) The covenants and agreements of the Parties contained in this Agreement required to be performed or fulfilled at or prior to the Closing shall terminate as of the Closing, and neither Party nor any of its Affiliates nor its or their respective Representatives shall have any recourse against the other Party or any of its Affiliates or its or their respective Representatives with respect to such representations, warranties, covenants and agreements.
(c) The covenants and agreements contained in this Agreement that are to be performed after the Closing shall survive the Closing until performed in accordance with their respective terms or, if no time period for performance is contemplated, for a period of one (1) year following the

Exhibit 2.1
Closing, and shall thereupon terminate, and thereafter there shall be no liability on the part of, nor shall any claim be made by, any Person in respect of such covenants or agreements.
9.2 Liability . No Party shall have any liability to any Person with respect to any provision of this Agreement or the subject matter thereof following the applicable survival date specified in Section 9.1, which supersedes any statute of limitations that would otherwise apply, and no Party shall thereafter assert any claim, cause of action, right or remedy, or any Action, with respect to such provision or the subject matter thereof.
Article X
Miscellaneous and General
10.1 Amendment; Waiver . Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Buyer, Buyer Guarantor and Seller, or in the case of a waiver, by the Party granting the waiver. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof, or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law except as provided in Article VII.
10.2 Expenses . Except as otherwise provided in this Agreement and the Transition Services Agreement and whether or not the transactions contemplated by this Agreement and the Transition Services Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses.
10.3 Counterparts . This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same Agreement. The Parties understand and agree that delivery of a signed counterpart signature page to this Agreement, the Transition Services Agreement or any amendment or waiver to this Agreement or the Transition Services Agreement by electronic mail in portable document format (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, shall constitute valid and sufficient delivery thereof and shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party to this Agreement or to any such agreement or instrument shall raise the use of electronic means to deliver a signature to this Agreement or any amendment or waiver hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of electronic means as a defense to the formation of a contract and each Party hereto forever waives any such defense.
10.4 GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE .
(a) This Agreement, and all Actions (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to

Exhibit 2.1
any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by, and enforced in accordance with, the Laws of the State of Delaware, including its statutes of limitations, without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction (whether of the State of Delaware or any other jurisdiction) would be required thereby.
(b) Each Party agrees that it shall bring any Action in respect of any claim based upon, arising out of or relating to this Agreement or the Transaction exclusively in the Court of Chancery of the State of Delaware and, if and only if such Court declines to exercise jurisdiction the other courts of the State of Delaware or the federal courts of the United States of America located in the State of Delaware and the appellate courts therefrom (in such order of priority, the “Chosen Courts”) and solely in connection with claims arising under or relating to this Agreement (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to the laying of venue in any such Action in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party hereto and (iv) agrees that mailing of process or other papers in connection with any such Action in the manner provided in Section 10.5 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.
(c) EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTION. EACH PARTY HEREBY ACKNOWLEDGES AND CERTIFIES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) IT MAKES THIS WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTION BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 10.4(C).
(d) Each of the Parties acknowledges and agrees that the rights of each Party to consummate the Transaction are special, unique and of extraordinary character and that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or damage would be caused for which money damages may not be an adequate remedy. Accordingly, in addition to any other available remedies a Party may have in equity or at law, each Party shall be entitled to enforce specifically the terms and provisions of this Agreement and to obtain an injunction restraining any breach or violation or threatened breach or violation of the provisions of this Agreement in the Chosen Courts without necessity of posting a bond or other form of security. In the event that any proceeding should be brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense, that there is an adequate remedy at law. To the extent any Party brings an Action to enforce specifically the performance of the terms and

Exhibit 2.1
provisions of this Agreement (other than a proceeding to specifically enforce any provision that expressly survives termination of this Agreement) when expressly available to such Party pursuant to the terms and conditions of this Agreement, the Outside Date shall automatically be extended to (i) the twentieth (20) Business Day following the resolution of such Action, or (ii) such other time period established by the court presiding over such Action. The Parties acknowledge and agree that the limitations on remedies of the Parties following termination of this Agreement set forth in Section 8.2 shall not limit the right of Seller to obtain specific performance pursuant to this Section 10.4(d) and that Seller is entitled to specific performance under this Agreement to cause Buyer to comply with its obligations hereunder.
10.5 Notices . All notices and other communications to be given or made hereunder shall be in writing and shall be deemed to have been duly given or made on the date of delivery to the recipient thereof if received prior to 5:00 p.m. in the place of delivery and such day is a Business Day (or otherwise on the next succeeding Business Day) if (a) served by personal delivery or by an internationally recognized overnight courier to the Person or entity for whom it is intended, (b) delivered by registered or certified mail, return receipt requested, or (c) sent by email, as provided in this Section 10.5; provided that delivery of the email is confirmed orally or in writing by the recipient thereof (excluding out-of-office replies or other automatically generated responses):

To Buyer or Buyer Guarantor:
YADAV ENTERPRISES, INC.
3550 Mowry Ave., Ste 301
steven.kries@yadavgroup.net
Attn: Steven M. Kries, EVP, General Counsel

To Seller:
Jack in the Box Inc.
9357 Spectrum Center Blvd.
San Diego, California 92123
Email: sarah.super@jackinthebox.com
Attn: Sarah L. Super

With a copy to:
Sullivan & Cromwell LLP
1888 Century Park East
Los Angeles, California 90067
Email: resslera@sullcrom.com
Attn: Alison S. Ressler

or to such other Person or addressees as may be designated in writing by the Party to receive such notice as provided above; provided, however, that copies shall be provided to outside

Exhibit 2.1
counsel for convenience only, such copies shall not, in and of themselves, constitute notice and the failure to provide any such copy shall not alter the effectiveness of any notice or other communication otherwise duly made or given.
10.6 Entire Agreement . This Agreement (including any exhibits or schedules hereto), the Transition Services Agreement and the Confidentiality Agreement constitute the entire agreement and supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the Parties, with respect to the subject matter hereof.
10.7 No Third-Party Beneficiaries . Except as provided in Section 5.9 (Indemnification; Directors’ and Officers’ Insurance), Section 7.6 (Exclusive Remedies and No Rights Against Nonparties) and Section 10.11 (Waiver of Conflicts Regarding Representations; Non-Assertion of Attorney-Client Privilege), there shall be no third-party beneficiaries of this Agreement, the Transition Services Agreement or any exhibit, annex or schedule hereto or thereto, and none of them shall confer on any Person other than the parties hereto and thereto any claim, cause of action, right or remedy.
10.8 Obligations of Buyer . Whenever this Agreement requires a Subsidiary of Buyer to take any action, such requirement shall be deemed to include an undertaking on the part of Buyer to cause such Subsidiary to take such action.
10.9 Severability . The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority of competent jurisdiction to be invalid, void or unenforceable, or the application of such provision, covenant or restriction to any Person or any circumstance is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision, covenant or restriction to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction and the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
10.10 Interpretation; Construction .
(a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to an Annex, Exhibit, Section or Schedule, such reference shall be to an Annex, Exhibit, Section or Schedule to this Agreement unless otherwise indicated.
(b) If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). The terms defined in the singular have a comparable meaning when used in the plural and vice versa. The rule known as the ejusdem generis rule shall not apply, and accordingly, general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by

Exhibit 2.1
words indicating a particular class of acts, matters or things. Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall not be exclusive. Currency amounts referenced herein are in U.S. Dollars. Any capitalized term used in any Schedule or Exhibit but not otherwise defined therein shall have the meaning given to it as set forth in this Agreement. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP. References to “written” or “in writing” include documents in electronic form or transmitted by email. A reference to information “made available,” “provided” or “delivered” to Buyer shall mean that such information was (i) contained in the virtual data room administered by or on behalf of Seller prior to the Execution Date in connection with the Transaction, (ii) actually (including electronically) delivered or provided to Buyer or any of its Representatives prior to the Execution Date, or (iii) publicly filed with or furnished to the SEC by Seller prior to the Execution Date.
(c) Except as otherwise specifically provided herein, all references in this Agreement to any Law include the rules and regulations promulgated thereunder, in each case as amended, re-enacted, consolidated or replaced from time to time and in the case of any such amendment, re-enactment, consolidation or replacement, reference herein to a particular provision shall be read as referring to such amended, re-enacted, consolidated or replaced provision and shall also include, unless the context otherwise requires, all applicable guidelines, bulletins or policies made in connection therewith; provided, that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date, references to any Law shall be deemed to refer to such Law as amended as of such date. Any agreement or instrument referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent and all attachments thereto and instruments incorporated therein.
(d) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.
(e) The Parties drafted this Agreement jointly through the exchange of drafts hereof, so there shall be no presumption or burden of proof favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.
(f) Neither the specification of any dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any Schedule is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no Party shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in any Schedule is or is not material for purposes of this Agreement. Neither the specification of any item or matter in any

Exhibit 2.1
representation or warranty contained in this Agreement nor the inclusion of any specific item in any Schedule is intended to imply that such item or matter, or other items or matters, is or is not in the ordinary course of business, and no Party shall use the fact of the setting forth or the inclusion of any specific item or matter in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in any Schedule is or is not in the ordinary course of business for purposes of this Agreement.
(g) Seller have or may have set forth certain information in the Seller Disclosure Letter. The fact that any item of information is disclosed in any section or subsection of the Seller Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent on its face.
10.11 Waiver of Conflicts Regarding Representations; Non-Assertion of Attorney-Client Privilege .
(a) Conflicts of Interest. Buyer acknowledges that the counsel set forth on Section 10.11(a) of the Seller Disclosure Letter (“Prior Company Counsel”) has, on or prior to the Closing Date, represented Seller, the Company and the Company’s Subsidiaries, other Affiliates of Seller, and their respective officers, employees and directors (each such Person, other than the Company and the Company’s Subsidiaries and any officer, employee or director of the Company or any of the Company’s Subsidiaries in his or her capacity as such, a “Designated Person”) in one or more matters relating to this Agreement (including any matter that may be related to a litigation, claim or dispute arising under or related to this Agreement) (each, an “Existing Representation”), and that, in the event of any post‑Closing matters (x) relating to this Agreement (including any matter that may be related to a litigation, claim or dispute arising under or related to this Agreement) and (y) in which Buyer or any of its Affiliates (including the Company and the Company’s Subsidiaries), on the one hand, and one or more Designated Persons, on the other hand, are or may be adverse to each other (each, a “Post-Closing Matter”), the Designated Persons reasonably anticipate that Prior Company Counsel will represent them in connection with such matters. Accordingly, each of Buyer and the Company and the Company’s Subsidiaries hereby (i) waives and shall not assert, and agrees after the Closing to cause its Affiliates to waive and to not assert, any conflict of interest arising out of or relating to the representation by one or more Prior Company Counsel of one or more Designated Persons in connection with one or more Post-Closing Matters (the “Post-Closing Representation”) and (ii) agrees that, in the event that a Post-Closing Matter arises, Prior Company Counsel may represent one or more Designated Persons in such Post-Closing Matter even though the interests of such Person(s) may be directly adverse to Buyer or any of its Affiliates (including the Company and the Company’s Subsidiaries), and even though Prior Company Counsel may (A) have represented the Company and the Company’s Subsidiaries in a matter substantially related to such dispute or (B) be currently representing the Company and the Company’s Subsidiaries. Without limiting the foregoing, each of Buyer and the Company and the Company’s Subsidiaries (on behalf of itself and its Affiliates) consents to the disclosure by Prior Company Counsel, in connection with one or more Post-Closing Representations, to the Designated Persons of any information substantially related to such Post-Closing Representations learned by Prior Company Counsel in the course of one or more Existing Representations, whether or not such information is subject to the attorney-client privilege of the Company or any Subsidiary of the Company or Prior Company Counsel’s duty

Exhibit 2.1
of confidentiality as to the Company or any Subsidiary of the Company and whether or not such disclosure is made before or after the Closing; provided that the Designated Persons will keep any such information confidential to the extent required by Section 5.10(b).
(b) Attorney-Client Privilege. Each of Buyer (on behalf of itself and its Affiliates) waives and shall not assert, and agrees after the Closing to cause its Affiliates to waive and to not assert, any attorney-client privilege, attorney work-product protection or expectation of client confidence with respect to any communication between any Prior Company Counsel, on the one hand, and any Designated Person or the Company or any Subsidiary of the Company, on the other hand (collectively, the “Pre-Closing Designated Persons”), or any advice given to any Pre-Closing Designated Person by any Prior Company Counsel, in each case to the extent occurring during one or more Existing Representations (collectively, “Pre-Closing Privileges”) in connection with any Post-Closing Representation, including in connection with a dispute between any Designated Person and one or more of Buyer, the Company and the Company’s Subsidiaries and their respective Affiliates, it being the intention of the Parties hereto that all rights to such Pre-Closing Privileges, and all rights to waive or otherwise control such Pre-Closing Privileges, shall be retained by Seller, and shall not pass to or be claimed or used by Buyer or the Company and the Company’s Subsidiaries, except as provided in the last sentence of this Section 10.11(b). Furthermore, each of Buyer and the Company and the Company’s Subsidiaries (on behalf of itself and its Affiliates) acknowledges and agrees that any advice given to or communication with any of the Designated Persons to the extent related to an Existing Representation or a Post-Closing Representation shall not be subject to any joint privilege (whether or not either of the Company and the Company’s Subsidiaries also received such advice or communication) and shall be owned solely by such Designated Persons. Notwithstanding the foregoing, in the event that a dispute arises between Buyer or the Company or any Subsidiary of the Company, on the one hand, and a third party other than a Designated Person, on the other hand, Buyer shall (and shall cause the Company or Subsidiary of the Company, as applicable, to) assert to the extent available the Pre-Closing Privileges on behalf of the Designated Persons to prevent disclosure of Privileged Materials to such third party; provided, however, that such privilege may be waived only with the prior written consent of Seller, which consent shall not be unreasonably conditioned, withheld or delayed.
(c) Privileged Materials. All such Pre-Closing Privileges, and all books and records and other documents of the Company and the Company’s Subsidiaries or the Business to the extent containing any advice or communication that is subject to any Pre-Closing Privilege (“Privileged Materials”), shall be deemed excluded from the acquisition of the Shares, and shall be distributed to Seller (on behalf of the applicable Designated Persons) immediately prior to the Closing with (in the case of such books and records to the extent containing any Privileged Materials) no copies retained by the Company and the Company’s Subsidiaries. Absent the prior written consent of Seller (which consent shall not be unreasonably conditioned, withheld or delayed), none of Buyer or, following the Closing, the Company and the Company’s Subsidiaries, shall have a right of access to Privileged Materials. Buyer hereby agrees not to search for or use any Privileged Materials existing on the Buyer’s servers, electronic backup systems, e-mail archives or any other books and records after the Closing, and each of Seller and Buyer agrees to take all reasonable steps necessary to ensure such privilege shall survive the Closing.

Exhibit 2.1
(d) Miscellaneous. Buyer hereby acknowledges that it has had the opportunity (including on behalf of its Affiliates and the Company and the Company’s Subsidiaries) to discuss and obtain adequate information concerning the significance and material risks of, and reasonable available alternatives to, the waivers, permissions and other provisions of this Agreement, including the opportunity to consult with counsel other than Prior Company Counsel. This Section 10.11 shall be irrevocable, and no term of this Section 10.11 may be amended, waived or modified without the prior written consent of Seller and Prior Company Counsel affected thereby.
10.12 Successors and Assigns . This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, legal representatives and permitted assigns. No Party to this Agreement may assign any of its rights or delegate any of its obligations under this Agreement, by operation of Law or otherwise, without the prior written consent of the other Party, except that (i) Seller may assign its rights to receive any portion of the Closing Cash Consideration or Post-Closing Adjustment to any of their Affiliates without the consent of Buyer and (ii) Buyer may assign its rights and obligations to any of Buyer’s Affiliates without the consent of Seller if and only if (1) such Affiliate assumes all of the obligations of Buyer hereunder in writing, (2) such Affiliate has (and will have at the Closing) cash on hand to enable it to consummate the Transaction and satisfy all of the obligations of Buyer under this Agreement when required to do so pursuant to the terms hereof (including the payment of the Closing Cash Consideration any other payments payable by Buyer pursuant to Section 1.4(c)) and has furnished to Seller written evidence thereof, and (3) such assignment does not increase the amounts that Buyer is required by applicable Law to deduct and withhold to be paid over to Governmental Entities or decrease the Closing Cash Consideration or other amounts actually received by Seller that are otherwise due to Seller under the terms of this Agreement. Any purported assignment in violation of this Agreement is void.
10.13 Fulfillment of Obligations . Any obligation of any Party to any other Party under this Agreement or the Transition Services Agreement, which obligation is performed, satisfied or fulfilled completely by an Affiliate of such Party, shall be deemed to have been performed, satisfied or fulfilled by such Party.
10.14 Buyer Guarantee .
(a) In consideration of Seller entering into this Agreement, Buyer Guarantor hereby absolutely, unconditionally and irrevocably guarantees to Seller, as a primary obligor and not merely as a surety, as a continuing obligation, the due and punctual performance and discharge of all of the obligations of Buyer (and its successors and assignees) set forth hereunder (including, for the avoidance of doubt, the obligation to pay the Closing Cash Consideration pursuant to Section 1.2 and to make any other payments pursuant to Section 1.4(c) in accordance with the terms thereof). Should Buyer (or any of its successors or assignees) fail to perform such obligations when due pursuant to and in accordance with the terms and conditions of this Agreement, Buyer Guarantor promises to pay on demand the applicable amount that Buyer (or the applicable successor or assignee) is liable to pay under this Agreement (and to otherwise perform any other obligation to the extent the performance of such obligation requires actions other than payments). Buyer Guarantor’s obligations under this Section 10.14 shall be in addition to any rights Seller and its Affiliates may have under any other agreement. Seller and its Affiliates may enforce their respective rights against Buyer Guarantor without first having

Exhibit 2.1
recourse to any such other agreement or exercising any rights or remedies against Buyer (or any of its successors or assignees).
(b) Buyer Guarantor represents and warrants to Seller as of the date hereof and as of the Closing Date as follows:
(i) Buyer Guarantor has full legal capacity, power and authority to execute and deliver this Agreement and to perform Buyer Guarantor’s obligations hereunder.
(ii) The execution, delivery, and performance by Buyer Guarantor of this Agreement have been and the consummation of Buyer Guarantor’s obligations hereunder has been, duly and validly authorized and approved by all necessary action of Buyer Guarantor, and no further approval by Buyer Guarantor is necessary to authorize this Agreement or to perform Buyer Guarantor’s obligations hereunder.
(iii) This Agreement has been duly and validly executed and delivered by Buyer Guarantor, and this Agreement constitutes a valid and binding obligation of Buyer Guarantor enforceable against Buyer Guarantor in accordance with its terms, subject to the Bankruptcy and Equity Exception.
(iv) Buyer Guarantor’s liability to Seller and its Affiliates under this Section 10.14 shall not be discharged or impaired by: (i) any amendment, variation or assignment of this Agreement or any waiver of its or their terms; (ii) any release of, or granting of time or other indulgence to, Buyer or any of its Affiliates by any third party; or (iii) any winding up, dissolution, reconstruction, legal limitation, incapacity or lack of corporate power or authority or other circumstance affecting Buyer or any of its respective Affiliates.
(v) Buyer Guarantor has sufficient immediately available funds to pay the Closing Cash Consideration and all other amounts required to be paid by Buyer on and after the Closing Date pursuant to this Agreement. Prior to the date hereof, Buyer Guarantor has delivered to Seller a balance sheet that fairly presents, as of the hereof, the financial condition of Buyer Guarantor in accordance with GAAP.
(c) All representations, warranties and obligations set forth in this Section 10.14 shall survive the Closing indefinitely.
[Signature Page Follows]

Exhibit 2.1
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

JACK IN THE BOX INC.
By: /s/ Lance Tucker
Name: Lance Tucker
Title: Chief Executive Officer

Exhibit 2.1

YADAV ENTERPRISES INC.
By: /s/ Anil Yadav
Name: Anil Yadav
Title: CEO

ANIL YADAV
By: /s/ Anil Yadav
Name: Anil Yadav

Exhibit 2.1
EXHIBIT A
DEFINITIONS
As used in this Agreement, the following terms have the meanings specified in this Exhibit A.
“Accountant” has the meaning set forth in Section 1.4(b)(iv).
“Accounting Principles” means the policies, practices and procedures set forth on Exhibit C attached hereto.
“Accrued Income Taxes” means, without duplication, an amount equal to the aggregate amount of any accrued but unpaid income Taxes of the Company and its Subsidiaries for any Pre-Closing Period; provided that, for purposes of computing Accrued Income Taxes, the Liability shall (a) be determined on a basis consistent with past practice in the jurisdictions where the Company or its applicable Subsidiaries file Tax Returns, (b) take into account any overpayments of income Taxes (and any applicable prepayments or estimated payments of income Taxes) of the Company or its applicable Subsidiaries for any Pre-Closing Period, (c) include only income Taxes for which the Company or any of its applicable Subsidiaries itself is considered the entity that is primarily responsible for the payment of the Tax and (d) in the case of income Taxes of any the Company or its Subsidiaries that are payable with respect to a Straddle Period, be determined in accordance with Section 5.11(b).
“Action” means any civil, criminal or administrative action, suit, demand, claim, complaint, litigation, investigation, review, audit, formal proceeding, arbitration, hearing or other similar dispute.
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person. As used in this definition, the term “controls” (including the terms “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of voting securities, by contract or otherwise. For the avoidance of doubt, (i) prior to the Closing, the Company and its Subsidiaries shall not be “Affiliates” of Buyer and (ii) following the Closing, the Company and its Subsidiaries shall not be “Affiliates” of Seller.
“Agreement” has the meaning set forth in the Preamble.
“Antitrust Laws” means the Sherman Antitrust Act of 1890, the Clayton Act of 1914, the HSR Act and all other U.S. and non-U.S. antitrust, competition or other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.
“Bankruptcy and Equity Exception” has the meaning set forth in Section 2.3.
“Benefit Plan” means any benefit or compensation plan, program, policy, practice, agreement, contract, arrangement or other obligation, whether or not in writing and whether or not funded, in each case, that is sponsored or maintained by, or required to be contributed to, or with respect to which any potential liability is borne by the Seller or any of its Subsidiaries (including the Company) for the benefit of the Business Employees. Benefit Plans

Exhibit 2.1
include, but are not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA (“ERISA Plans”), employment, non-compete and/or non-solicit, consulting, retirement, severance, termination or change in control agreements, deferred compensation, equity-based, incentive, bonus, supplemental retirement, profit sharing, insurance, medical, welfare, fringe or other benefits or remuneration of any kind.
“Business” has the meaning set forth in the Recitals.
“Business Day” means any day other than (a) a Saturday or a Sunday or (b) a day on which banking and savings and loan institutions are authorized or required by Law to be closed in San Diego, California.
“Business Employee” means (i) those individuals employed by the Company or its Subsidiaries, including individuals who become employees of the Company and its Subsidiaries pursuant to the first sentence of Section 5.8(a) and (ii) those individuals identified as a Business Employee as set forth in Section 10.14(a) of the Seller Disclosure Letter, as the same may be updated from time to time to reflect actions permitted under the terms of this Agreement or to correct inadvertent or unintended omissions.
“Business Guarantees” has the meaning set forth in Section 5.15.
“Buyer Guarantor” has the meaning set forth in the Preamble.
“Buyer” has the meaning set forth in the Preamble.
“Buyer Indemnitees” has the meaning set forth in Section 7.1(a).
“Buyer 401(k) Plan” has the meaning set forth in Section 5.8(d).
“Cash” means, as of any specified time, all cash and cash equivalents, currency on hand, cash balances in deposits with banks or financial institutions, investment accounts, negotiable instruments, checks, money orders, marketable securities, short-term instruments and other cash equivalents, in each case, of the Business and determined in accordance with the Accounting Principles; provided, that Cash shall (without duplication) (a) be increased by (i) checks, drafts, wires and other similar instruments in transit that have been received by, but not deposited into the bank accounts of, the Business, (ii) credit card receivables and third party delivery service receivables of the Company or any of the Company’s Subsidiaries, and (iii) the amount of any cash held in the registers, safety deposit boxes and/or lock boxes of any restaurants owned and operated by the Company or any of the Company’s Subsidiaries and (b) be reduced by the aggregate amount of all checks, drafts, wires and other similar instruments issued and outstanding but uncleared as of such time (to the extent the respective amounts of such checks, drafts and other similar instruments are not included in the calculation of Net Working Capital).
“Change” means any event, fact, condition, circumstance, change, occurrence, development or effect.
“Chosen Courts” has the meaning set forth in Section 10.4(b).
“Claim Notice” has the meaning set forth in Section 7.2(a).
“Closing” has the meaning set forth in Section 1.2.

Exhibit 2.1
“Closing Cash” has the meaning set forth in the definition of “Post-Closing Statement”.
“Closing Cash Consideration” means an amount equal to:
(a) One Hundred Fifteen Million $115,000,000.00; plus
(b) the Estimated Cash; minus
(c) the Estimated Indebtedness; plus
(d) (x) $0, if the absolute value of the difference between the Estimated Net Working Capital and the Target Net Working Capital is equal to or less than $500,000 or (y) an amount (which may be positive or negative) equal to the Estimated Net Working Capital minus the Target Net Working Capital, if the absolute value of the difference between the Estimated Net Working Capital and the Target Net Working Capital is greater than $500,000; minus
(e) the Estimated Seller Transaction Expenses.
“Closing Date” has the meaning set forth in Section 1.2.
“Closing Indebtedness” has the meaning set forth in the definition of “Post-Closing Statement”.
“Closing Net Working Capital” has the meaning set forth in the definition of “Post-Closing Statement”.
“Closing Seller Transaction Expenses” has the meaning set forth in the definition of “Post-Closing Statement”.
“Code” means the Internal Revenue Code of 1986, as amended.
“Collateral Source” has the meaning set forth in Section 7.3(a).
“Combined Tax Return” has the meaning set forth in Section 5.11(a).
“company” includes any company, corporation or body corporate (including a limited liability company), wherever incorporated.
“Company” has the meaning set forth in the Preamble.
“Company Benefit Plan” means each Benefit Plan that is sponsored by the Company or one of its Subsidiaries as of the Closing Date.
“Company FDD” means any franchise disclosure document used by the Company or any of its Subsidiaries in connection with the offer or sale of Company Franchises in the United States.
“Company Franchise” has the meaning set forth in Section 3.17(a).
“Company Franchise Agreements” means (i) development agreements currently in effect in which the Company or any of its Subsidiaries has granted rights to develop or operate “Del Taco” restaurants, or license others to develop or operate “Del Taco” restaurants, within specific geographic areas or at specific locations, and (ii) franchise agreements currently in effect to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or its or their properties is bound and that grant or purport to grant to any Person the

Exhibit 2.1
right to develop or operate “Del Taco” restaurants, or license others to develop or operate “Del Taco” restaurants, within specific geographic areas or at specific locations.
“Company Franchisee” means a Person other than the Company or any of its Subsidiaries that is granted a right (whether directly by the Company or any of its Subsidiaries or by another Company Franchisee) to develop or operate, or is granted a right to license others to develop or operate, a Company Franchise within a specific geographic area or at a specific location.
“Company Group” means the Company and its Subsidiaries.
“Company IT Systems” has the meaning set forth in Section 3.14(f).
“Company Leased Real Property Leases” has the meaning set forth in Section 3.11(c).
“Company Owned Intellectual Property” means the Intellectual Property owned by the Company or a Subsidiary of the Company.
“Company Used Intellectual Property” means the Intellectual Property used by the Company or a Subsidiary of the Company in the business of the Company as currently conducted.
“Confidentiality Agreement” has the meaning set forth in Section 5.10(a).
“Confidential Information” means any and all information to the extent relating to the business, financial or other affairs (including future plans and targets) of the Business, the Company and its Subsidiaries, this Agreement, the Transition Services Agreement and the consummation of the Transaction; provided, however, that “Confidential Information” will not include any information that (a) is or becomes (other than as a result of disclosure by Seller in violation of this Agreement) generally available to, or known by, the public, (b) is independently developed by Seller or any of its Subsidiaries without use of or reference to information that would be “Confidential Information” but for the exclusions set forth in this proviso or (c) is received by Seller or any of its Subsidiaries following the Closing from a third party not known by Seller after reasonable inquiry to be bound by a duty of confidentiality to the Company and its Subsidiaries with respect to such information.
“Consent” means any approval, authorization, consent, ratification, permission, exemption or waiver.
“Continuing Business Guarantees” has the meaning set forth in Section 5.15.
“Continuing Employees” has the meaning set forth in Section 5.8(b).
“Contract” means any written agreement, undertaking, lease, license, contract, note, mortgage, indenture, arrangement or other written obligation.
“Current Assets” means the current assets of the Business, excluding all income and deferred Tax assets, calculated in accordance with the Accounting Principles, and no other assets.

Exhibit 2.1
“Current Liabilities” means the current liabilities of the Business, excluding all income and deferred Tax liabilities, calculated in accordance with the Accounting Principles, and no other liabilities.
“Designated Person” has the meaning set forth in Section 10.11(a).
“Direct Claim” has the meaning set forth in Section 7.2(c).
“Disputed Items” has the meaning set forth in Section 1.4(b)(iv).
“Effective Time” has the meaning set forth in Section 1.2.
“Environmental Law” means any Law concerning: (a) the protection of the environment, or health and safety as it relates to Hazardous Substance exposure, (b) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (c) noise, odor, wetlands, pollution, contamination or any injury to Persons or property arising out of any Hazardous Substance contamination or exposure, but excluded, for the avoidance of doubt, any Law concerning medical or pharmaceutical products regulation, liability, labeling or sales.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any of its Subsidiaries as a “single employer” within the meaning of Section 414 of the Code.
“ERISA Plans” has the meaning set forth in the definition of “Benefit Plan”.
“Estimated Cash” has the meaning set forth in the definition of “Estimated Closing Statement” (as the same may be updated and redelivered in accordance with Section 1.4(a)).
“Estimated Closing Statement” means the written statement delivered pursuant to Section 1.4(a), setting forth Seller’s good-faith calculations of the Closing Cash Consideration in a manner consistent with the Accounting Principles, that shall take into account, and set forth as separate line items, all items establishing the basis for such calculations, in each case, as of the Effective Time, including (i) a good-faith calculation of the Net Working Capital (which shall be prepared in a manner consistent with Exhibit B) (the “Estimated Net Working Capital”), and (ii) good-faith estimates of Cash (“Estimated Cash”), Indebtedness (“Estimated Indebtedness”) and Seller Transaction Expenses (“Estimated Seller Transaction Expenses”).
“Estimated Indebtedness” has the meaning set forth in the definition of “Estimated Closing Statement” (as the same may be updated and redelivered in accordance with Section 1.4(a)).
“Estimated Net Working Capital” has the meaning set forth in the definition of “Estimated Closing Statement” (as the same may be updated and redelivered in accordance with Section 1.4(a)).
“Estimated Seller Transaction Expenses” has the meaning set forth in the definition of “Estimated Closing Statement” (as the same may be updated and redelivered in accordance with Section 1.4(a)).

Exhibit 2.1
“Exchange Act” means the Securities Exchange Act of 1934.“Execution Date” has the meaning set forth in the Preamble.
“Existing Representation” has the meaning set forth in Section 10.11(a).
“FDA” has the meaning set forth in Section 3.16(a).
“FDD Obligations” has the meaning set forth in Section 5.14(c).
“Final Cash Consideration” means an amount equal to:
(a) One Hundred Fifteen Million $115,000,000.00; plus
(b) the Closing Cash; minus
(c) the Closing Indebtedness; plus
(d) (x) $0, if the absolute value of the difference between the Closing Net Working Capital and the Target Net Working Capital is equal to or less than $500,000 or (y) an amount (which may be positive or negative) equal to the Closing Net Working Capital minus the Target Net Working Capital, if the absolute value of the difference between the Closing Net Working Capital and the Target Net Working Capital is greater than $500,000; minus
(e) the Closing Seller Transaction Expenses.
“Final Closing Statement” means the Post-Closing Statement that is deemed final in accordance with Section 1.4(b)(iii) or the Post-Closing Statement resulting from the determinations made by the Accountant in accordance with Section 1.4(b)(v), as applicable.
“Final Determination” means, with respect to a dispute, an occurrence where (a) the parties to the dispute have reached an agreement in writing, (b) a court of competent jurisdiction shall have entered a final and non-appealable Order or judgment with respect to a claim, or (c) an arbitration or like panel shall have rendered a final non-appealable determination with respect to disputes the parties have agreed to submit thereto.
“Financial Statements” has the meaning set forth in Section 3.4(a).
“Food Laws” has the meaning set forth in Section 3.16(a).
“Food Permits” has the meaning set forth in Section 3.16(a).
“Franchise” means any grant by the Company or any of its Subsidiaries to any Person of the right to engage in or carry on a business, or to sell or offer to sell any product or service, under or in association with any trademark, advertising or commercial symbol which constitutes a “franchise,” as that term is defined under (i) the FTC Rule, regardless of the jurisdiction in which the franchised business is located or operates, or (ii) the Franchise Law applicable in the jurisdiction in which the franchised business is located or operates, if any.
“Franchise Laws” means the FTC Rule and any other law of the United States regulating the offer or sale of franchises, business opportunities or seller-assisted marketing plans including any pre-sale registration or disclosure law.
“Franchise Schedule Period” has the meaning set forth in Section 3.17(e).

Exhibit 2.1
“Fraud” means an intentional or willful misrepresentation of material facts which constitutes common law fraud under the laws of the State of Delaware.
“FTC Rule” means the Federal Trade Commission trade regulation rule entitled “Disclosure Requirements and Prohibitions Concerning Franchising,” 16 C.F.R. Section 436.1 et seq.
“GAAP” means United States generally accepted accounting principles, in effect from time to time.
“Governmental Entity” means any domestic or non-U.S. legislative, administrative or regulatory authority, agency, commission, body, court or other governmental or quasi-governmental entity of competent jurisdiction, including any supranational body.
“Hazardous Substance” means any substance that is listed, classified or regulated as a hazardous substance, pollutant, contaminant or waste pursuant to any Environmental Law, including any petroleum product or by-product, asbestos-containing material, polychlorinated biphenyls or per- and polyfluoroalkyl substances.
“Hire Date” has the meaning set forth in Section 5.8(a).
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
“Indebtedness” means borrowings and indebtedness in the nature of borrowings of the Company, including:
(a) all indebtedness for borrowed money;
(b) all obligations evidenced by notes, bonds, debentures or other similar instruments;
(c) all reimbursement obligations under letters of credit, bank guarantees or similar facilities, but only to the extent drawn upon at such time;
(d) all outstanding obligations of the Company and its Subsidiaries for Accrued Income Taxes;
(e) all Indebtedness of a third-party of the type referred to in clauses (a) through (d) above, which have been guaranteed by the Company or any of its Subsidiaries directly or indirectly in any manner; and
(f) all accrued interest, prepayment penalties, make-whole payments and termination or breakage costs or penalties with respect to any Indebtedness referred to in clauses (a) through (e) above.
For the avoidance of doubt, “Indebtedness” shall not include any trade credit in the ordinary course, any liabilities in respect of leases or any amount included in calculating Net Working Capital or Seller Transaction Expenses.
“Indemnified Party” has the meaning set forth in Section 7.2(a).
“Indemnitees” has the meaning set forth in Section 5.9(a).
“Information” means information in written, oral, electronic or other tangible or intangible forms, including studies, reports, records, books, instruments, surveys, specifications,

Exhibit 2.1
drawings, blueprints, diagrams, models, prototypes, samples, flow charts, marketing plans, customer names and other technical, financial, employee or business information or data, including cost information, sales and pricing data, customer prospect lists, supplier records, customer and supplier lists, customer and vendor data, correspondence and lists, product data and literature, artwork, design, and quality records and reports; provided that “Information” does not include any (i) Intellectual Property Rights or (ii) Software.
“Insurance Policies” has the meaning set forth in Section 3.15.
“Intellectual Property” means all intellectual property rights anywhere in the world in or to: (a) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, logos, symbols, trade dress, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of the same; (b) patents, patent applications, registrations and invention disclosures, including divisionals, revisions, supplementary protection certificates, continuations, continuations-in-part, renewals, extensions, substitutes, re-issues and re-examinations; (c) confidential or proprietary trade secrets (collectively, “Trade Secrets”); (d) published and unpublished works of authorship, whether copyrightable or not (including Software, website and mobile content, data, databases and other compilations of information), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (e) Internet domain names and URLs.
“Intercompany Agreements” means all Contracts in effect as of the Execution Date that are solely between or among Seller and/or its Subsidiaries (other than the Company and/or its Subsidiaries) on the one hand, and the Company and/or its Subsidiaries, on the other hand, other than the organizational documents of the Company and/or any of its Subsidiaries.
“IRS” means the Internal Revenue Service. “IT Assets” means technology devices, computers, Software, servers, networks, workstations, routers, hubs, circuits, switches, data communications lines, and all other information technology equipment. “Knowledge” means, with respect to Seller, the actual knowledge of the Persons set forth on Section 10.14(b) of the Seller Disclosure Letter, without obligation of any further review or inquiry, and does not include information of which they may be deemed to have constructive knowledge only. “Law” or “Laws” means any constitution, code, law, statute, ordinance, common law, rule, regulation, Order or other judgments, decisions or legal requirement enacted, issued, promulgated, enforced or entered by a Governmental Entity of competent jurisdiction. “Leased Real Property Leases” has the meaning set forth in Section 3.11(b). “Liabilities” means all debts, liabilities, fines, penalties, commitments and obligations of any kind, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, asserted or not asserted, known or unknown, determined, determinable or otherwise, whenever or however arising (including whether arising out of any contract or tort based on negligence or strict liability) and whether or not the same would be required by GAAP to be reflected in financial statements or disclosed in the notes thereto. “Lien” means any lien, charge, pledge, mortgage, easement, hypothecation, usufruct, deed of trust, security interest, claim or other encumbrance. For the avoidance of doubt, the term “Lien” shall not be deemed to include any license or similar rights granted with respect to Intellectual Property Rights. “Loss” has the meaning set forth in Section 7.1(a). “Material Adverse Effect” means any Change that, individually or taken together with any other

Exhibit 2.1
Changes, is or would reasonably be expected to be materially adverse to the business, assets, financial condition or results of operations of the Business, taken as a whole; provided, however, that none of the following, either alone or in combination, shall be deemed to constitute or be taken into account in determining whether a Material Adverse Effect is occurring, has occurred or would reasonably be expected to occur: (a) changes in or with respect to the economy, credit, capital, securities or financial markets or political, regulatory or business conditions in the geographic markets in which the Business has operations or its products or services are sold, including changes, developments, circumstances or facts in or with respect to interest rates, exchange rates for currencies, monetary policy or inflation; (b) changes that are the result of factors generally affecting the industries in which the Business operates, including any Change in the regulatory environment applicable to the Business; (c) any Change in or with respect to the relationship of the Business, contractual or otherwise, with customers, franchisees, Governmental Entities, employees, labor unions, labor organizations, works councils or similar organizations, suppliers, distributors, financing sources, partners or similar relationship, or any resulting Change relating to, arising out of or attributable to the announcement, pendency or performance of this Agreement and the Transaction, or resulting or arising from the identity of, any facts or circumstances relating to, or any actions taken or failed to be taken by Buyer or any of its Affiliates; (d) Changes in or with respect to applicable accounting standards, including GAAP or in any Law of general applicability, including the repeal thereof, or in the interpretation or enforcement thereof, after the Execution Date; (e) any failure by the Business to meet any internal or public projections or forecasts or budgets or estimates of revenues or earnings; provided that any Change (not otherwise excluded under this definition) underlying such failure may be taken into account in determining whether a Material Adverse Effect is occurring, has occurred or would reasonably be expected to occur; (f) any Change resulting from acts of war (whether or not declared), civil disobedience, hostilities, cyberattacks, sabotage, terrorism, military actions or the escalation of any of the foregoing, whether perpetrated or encouraged by a state or non-state actor or actors, any weather or natural disaster, or any epidemic, pandemic, outbreak of illness, or any Law issued by a Governmental Entity, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for business closures, “sheltering-in-place,” curfews, working from home, limitations on gathering or other restrictions that relate to, or arise out of, an epidemic, pandemic, outbreak of illness or other public health event or any change in such Law or interpretation thereof or any worsening of such conditions threatened or existing or any other force majeure event, or any regional, national or international calamity or crisis, whether or not caused by any Person; (g) any actions taken or not taken by Seller or any of its Subsidiaries (including the Company and its Subsidiaries) pursuant to this Agreement or with Buyer’s prior written consent or at Buyer’s instruction or permitted under this Agreement; or (h) any matter that is set forth in the Seller Disclosure Letter or of which Buyer is aware on or prior to the Execution Date; provided, further, that, with respect to clauses (a), (b), (d) and (f) of this definition, such Changes shall be taken into account in determining whether a “Material Adverse Effect” is occurring, has occurred or would reasonably be expected to occur to the extent it disproportionately and adversely affects the Business (taken as a whole) relative to other companies operating in the industries or markets in which the Business has operations, and in each case only the incremental disproportionate impact may be taken into account, and then only to the extent otherwise permitted by this definition. “Material Contract” has the meaning set forth in Section 3.10(a). “Net Working

Exhibit 2.1
Capital” means an amount equal to, as of the Effective Time, (a) the aggregate amount of the Current Assets, minus (b) the aggregate amount of the Current Liabilities. “Nonparty” has the meaning set forth in Section 7.6(b). “Notice of Objection” has the meaning set forth in Section 1.4(b)(iii). “Order” means any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling or writ of any arbitrator, mediator or Governmental Entity. “Organizational Documents” means (a) with respect to any Person that is a corporation, its articles or certificate of incorporation, memorandum and articles of association, as the case may be, and bylaws, or comparable documents, (b) with respect to any Person that is a partnership, its certificate of partnership and partnership agreement, or comparable documents, (c) with respect to any Person that is a limited liability company, its certificate of formation and limited liability company or operating agreement, or comparable documents, (d) with respect to any Person that is a trust or other entity, its declaration or agreement of trust or other constituent document or comparable documents and (e) with respect to any other Person that is not an individual, its comparable organizational documents. “Owned Real Property” has the meaning set forth in Section 3.11(a). “Parties” or “Party” has the meaning set forth in the Preamble. “Permit” means all permits, licenses, grants, authorizations, registrations, franchises, approvals, consents, certificates, exemptions, permissions, and orders granted by or obtained from any Governmental Entity. “Permitted Liens” means the following Liens: (a) Liens for current Taxes, assessments or other governmental charges not yet due and payable, or which may be hereafter paid without penalty or that the taxpayer is contesting in good faith through appropriate proceedings; (b) mechanics’, materialmens’, carriers’, workmen’s, repairmen’s or other like common law, statutory or consensual Liens arising or incurred in the ordinary course of business; (c) with respect to leasehold interests, mortgages and other Liens incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the Leased Real Property Leases; (d) zoning, building, subdivision or other similar requirements or restrictions, none of which interfere with the present use of the property; (e) Liens, charges, fees or assessments for business parks, industrial parks or other similar organizations not yet due or delinquent; (f) other Liens that do not, individually or in the aggregate, materially impair the present use and operation of the specific parcel of real property to which they relate; (g) Liens in favor of banking or other financial institutions arising as a matter of Law encumbering deposits or other funds maintained with a financial institution and not incurred in connection with the borrowing of money by the Company; (h) easements, quasi-easements, licenses, covenants, rights of way, rights of re-entry, gaps or other imperfections or defects in title or chain of title or other similar matters, restrictions or exclusions; (i) any condition or other matter, if any, that may be shown or disclosed by a current and accurate survey or physical inspection; (j) Liens incurred in the ordinary course of business since December 31, 2024 that are not, in the aggregate, material to the Company, taken as a whole; and (k) any Liens that will be terminated at or prior to the Closing in accordance with this Agreement. “Person” means any natural person and any corporation, company, partnership (general or limited), unincorporated association (whether or not having separate legal personality), trust or other entity. “Personal Information” means any information that identifies or could reasonably be used to identify an individual or otherwise qualifies as “personal data” or “personal information” under applicable Laws. “Post-Closing Adjustment” means the difference between the Final Cash Consideration and the Closing Cash Consideration. “Post-Closing Matter” has the meaning set forth in Section 10.11(a). “Post-Closing Period” means any taxable period beginning after the Closing Date and the portion of

Exhibit 2.1
any Straddle Period beginning after the Closing Date. “Post-Closing Representation” has the meaning set forth in Section 10.11(a). “Post-Closing Statement” means the written statement delivered pursuant to Section 1.4(b)(i), setting forth Buyer’s good-faith calculations of the Final Cash Consideration and the Post-Closing Adjustment in a manner consistent with the Accounting Principles, that shall take into account, and set forth as separate line items, all items establishing the basis for such calculations, in each case, as of the Effective Time, including (i) a good-faith calculation of the Net Working Capital (which shall be prepared in a manner consistent with Exhibit B) (“Closing Net Working Capital”), and (ii) the amount of Cash (“Closing Cash”), Indebtedness (“Closing Indebtedness”) and Seller Transaction Expenses (“Closing Seller Transaction Expenses”). “Pre-Closing Contract Actions” has the meaning set forth in Section 5.12. “Pre-Closing Designated Persons” has the meaning set forth in Section 10.11(b). “Pre-Closing Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date. “Pre-Closing Privileges” has the meaning set forth in Section 10.11(b). “Prior Company Counsel” has the meaning set forth in Section 10.11(a). “Privacy and Security Requirements” means all applicable Laws and public facing statements or policies adopted by the Company or any of its Subsidiaries, in each case, regarding privacy, cybersecurity or data security. “Privileged Materials” has the meaning set forth in Section 10.11(c). “Registered” means issued by, registered with, renewed by or the subject of a pending application before any Governmental Entity or domain name registrar. “Related Party” means, with respect to a Party to this Agreement, any of such Party’s former, current and future direct and indirect equity holders, controlling persons, management companies, portfolio companies, directors, officers, incorporators, employees, agents, representatives, accountants, attorneys, Affiliates, members, managers, general or limited partners, or assignees (or any former, current or future direct or indirect equity holder, controlling person, management company, portfolio company, director, officer, incorporator, employee, agent, representative, accountant, attorney, Affiliate, member, manager, general or limited partner, or assignee of any of the foregoing). “Representative” of a Person means any officer, director or employee of such Person or any investment banker, attorney, accountant or other advisor, agent or representative of such Person. “Responsible Party” has the meaning set forth in Section 7.2(a). “Review Period” has the meaning set forth in Section 1.4(b)(iii). “RWI Policy” has the meaning set forth in Section 4.9. “Sagittarius”” means Sagittarius Restaurants LLC, a Delaware limited liability company and Subsidiary of the Company. “Sagittarius Entities” means, collectively, Sagittarius and its Subsidiaries. “SEC” the United States Securities and Exchange Commission. “Securities Act” means the Securities Act of 1933. “Seller” has the meaning set forth in the Preamble. “Seller Benefit Plan” means each Benefit Plan that is not a Company Benefit Plan. “Seller Consolidated Group” means any consolidated, combined, affiliated, aggregated, unitary or similar group for Tax purposes the common parent of which is Seller (or Seller’s direct or indirect parent). “Seller Disclosure Letter” has the meaning set forth in Article II. “Seller Fundamental Representations” means Section 2.1 (Ownership of Shares), Section 2.2 (Organization, Good Standing and Qualification), and Section 2.3 (Authority; Approval), and Section 3.20 (Brokers and Finders). “Seller Group” means Seller and its Subsidiaries (other than the Company and its Subsidiaries). “Seller Indemnitees” has the meaning set forth in Section 7.1(b). “Seller SEC Filings” has the meaning set forth in Article II. “Seller Transaction Expenses” means all unpaid fees and expenses incurred by or charged to or payable by the Company and its Subsidiaries for services provided through the Closing Date in connection with

Exhibit 2.1
this Agreement and the Transaction, including legal fees and related expenses, investment banking fees and related expenses, if any, and accounting fees and related expenses. “Services” has the meaning set forth in the Transition Services Agreement. “Shares” has the meaning set forth in the Recitals. “Software” means any computer program, application, middleware, firmware, microcode and other software, including operating systems, software implementations of algorithms, models and methodologies, in each case, whether in source code or object code. “Specified Franchisees” has the meaning set forth in Section 3.17(c). “Straddle Period” means any taxable period beginning on or prior to and ending after the Closing Date. “Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries. “Suppliers” has the meaning set forth in Section 3.18. “Target Net Working Capital” means negative $21.792 million. “Tax” or “Taxes” means taxes including all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, tariffs, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value-added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed by a Governmental Entity with respect to such amounts and any interest in respect of such penalties and additions. “Tax Benefit” has the meaning set forth in Section 7.3(a). “Tax Return” means any returns and reports (including any elections, declarations, disclosures, schedules, attachments, amendments, estimates and information returns) required to be filed with respect to Taxes. “Third Party Claim” has the meaning set forth in Section 7.2(b). “Threshold” has the meaning set forth in Section 7.3(b). “Trade Secrets” has the meaning set forth in the definition of “Intellectual Property Rights”. “Transaction” has the meaning set forth in the Recitals. “Transition Services Agreement” has the meaning set forth in the Recitals. “Transition Services Employee” means those Business Employees who will perform or facilitate the performance of Services, as identified in Section 10.14(a) of the Seller Disclosure Letter as “Transition Services Employees”, as the same may be updated from time to time to reflect actions permitted under the terms of this Agreement or to correct inadvertent or unintended omissions. “Transfer Taxes” has the meaning set forth in Section 5.11(d).
“IRS” means the Internal Revenue Service.
“IT Assets” means technology devices, computers, Software, servers, networks, workstations, routers, hubs, circuits, switches, data communications lines, and all other information technology equipment.
“Knowledge” means, with respect to Seller, the actual knowledge of the Persons set forth on Section 10.14(b) of the Seller Disclosure Letter, without obligation of any further review or inquiry, and does not include information of which they may be deemed to have constructive knowledge only.
“Law” or “Laws” means any constitution, code, law, statute, ordinance, common law, rule, regulation, Order or other judgments, decisions or legal requirement enacted, issued, promulgated, enforced or entered by a Governmental Entity of competent jurisdiction.
“Leased Real Property Leases” has the meaning set forth in Section 3.11(b).

Exhibit 2.1
“Liabilities” means all debts, liabilities, fines, penalties, commitments and obligations of any kind, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, asserted or not asserted, known or unknown, determined, determinable or otherwise, whenever or however arising (including whether arising out of any contract or tort based on negligence or strict liability) and whether or not the same would be required by GAAP to be reflected in financial statements or disclosed in the notes thereto.
“Lien” means any lien, charge, pledge, mortgage, easement, hypothecation, usufruct, deed of trust, security interest, claim or other encumbrance. For the avoidance of doubt, the term “Lien” shall not be deemed to include any license or similar rights granted with respect to Intellectual Property Rights.
“Loss” has the meaning set forth in Section 7.1(a).
“Material Adverse Effect” means any Change that, individually or taken together with any other Changes, is or would reasonably be expected to be materially adverse to the business, assets, financial condition or results of operations of the Business, taken as a whole; provided, however, that none of the following, either alone or in combination, shall be deemed to constitute or be taken into account in determining whether a Material Adverse Effect is occurring, has occurred or would reasonably be expected to occur: (a) changes in or with respect to the economy, credit, capital, securities or financial markets or political, regulatory or business conditions in the geographic markets in which the Business has operations or its products or services are sold, including changes, developments, circumstances or facts in or with respect to interest rates, exchange rates for currencies, monetary policy or inflation; (b) changes that are the result of factors generally affecting the industries in which the Business operates, including any Change in the regulatory environment applicable to the Business; (c) any Change in or with respect to the relationship of the Business, contractual or otherwise, with customers, franchisees, Governmental Entities, employees, labor unions, labor organizations, works councils or similar organizations, suppliers, distributors, financing sources, partners or similar relationship, or any resulting Change relating to, arising out of or attributable to the announcement, pendency or performance of this Agreement and the Transaction, or resulting or arising from the identity of, any facts or circumstances relating to, or any actions taken or failed to be taken by Buyer or any of its Affiliates; (d) Changes in or with respect to applicable accounting standards, including GAAP or in any Law of general applicability, including the repeal thereof, or in the interpretation or enforcement thereof, after the Execution Date; (e) any failure by the Business to meet any internal or public projections or forecasts or budgets or estimates of revenues or earnings; provided that any Change (not otherwise excluded under this definition) underlying such failure may be taken into account in determining whether a Material Adverse Effect is occurring, has occurred or would reasonably be expected to occur; (f) any Change resulting from acts of war (whether or not declared), civil disobedience, hostilities, cyberattacks, sabotage, terrorism, military actions or the escalation of any of the foregoing, whether perpetrated or encouraged by a state or non-state actor or actors, any weather or natural disaster, or any epidemic, pandemic, outbreak of illness, or any Law issued by a Governmental Entity, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for business closures, “sheltering-in-place,” curfews, working from home, limitations on gathering or other restrictions that relate to, or arise out of, an epidemic, pandemic, outbreak

Exhibit 2.1
of illness or other public health event or any change in such Law or interpretation thereof or any worsening of such conditions threatened or existing or any other force majeure event, or any regional, national or international calamity or crisis, whether or not caused by any Person; (g) any actions taken or not taken by Seller or any of its Subsidiaries (including the Company and its Subsidiaries) pursuant to this Agreement or with Buyer’s prior written consent or at Buyer’s instruction or permitted under this Agreement; or (h) any matter that is set forth in the Seller Disclosure Letter or of which Buyer is aware on or prior to the Execution Date; provided, further, that, with respect to clauses (a), (b), (d) and (f) of this definition, such Changes shall be taken into account in determining whether a “Material Adverse Effect” is occurring, has occurred or would reasonably be expected to occur to the extent it disproportionately and adversely affects the Business (taken as a whole) relative to other companies operating in the industries or markets in which the Business has operations, and in each case only the incremental disproportionate impact may be taken into account, and then only to the extent otherwise permitted by this definition.
“Material Contract” has the meaning set forth in Section 3.10(a).
“Net Working Capital” means an amount equal to, as of the Effective Time, (a) the aggregate amount of the Current Assets, minus (b) the aggregate amount of the Current Liabilities.
“Nonparty” has the meaning set forth in Section 7.6(b).
“Notice of Objection” has the meaning set forth in Section 1.4(b)(iii).
“Order” means any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling or writ of any arbitrator, mediator or Governmental Entity.
“Organizational Documents” means (a) with respect to any Person that is a corporation, its articles or certificate of incorporation, memorandum and articles of association, as the case may be, and bylaws, or comparable documents, (b) with respect to any Person that is a partnership, its certificate of partnership and partnership agreement, or comparable documents, (c) with respect to any Person that is a limited liability company, its certificate of formation and limited liability company or operating agreement, or comparable documents, (d) with respect to any Person that is a trust or other entity, its declaration or agreement of trust or other constituent document or comparable documents and (e) with respect to any other Person that is not an individual, its comparable organizational documents.
“Owned Real Property” has the meaning set forth in Section 3.11(a).
“Parties” or “Party” has the meaning set forth in the Preamble.
“Permit” means all permits, licenses, grants, authorizations, registrations, franchises, approvals, consents, certificates, exemptions, permissions, and orders granted by or obtained from any Governmental Entity.
“Permitted Liens” means the following Liens: (a) Liens for current Taxes, assessments or other governmental charges not yet due and payable, or which may be hereafter paid without penalty or that the taxpayer is contesting in good faith through appropriate proceedings; (b) mechanics’, materialmens’, carriers’, workmen’s, repairmen’s or other like

Exhibit 2.1
common law, statutory or consensual Liens arising or incurred in the ordinary course of business; (c) with respect to leasehold interests, mortgages and other Liens incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the Leased Real Property Leases; (d) zoning, building, subdivision or other similar requirements or restrictions, none of which interfere with the present use of the property; (e) Liens, charges, fees or assessments for business parks, industrial parks or other similar organizations not yet due or delinquent; (f) other Liens that do not, individually or in the aggregate, materially impair the present use and operation of the specific parcel of real property to which they relate; (g) Liens in favor of banking or other financial institutions arising as a matter of Law encumbering deposits or other funds maintained with a financial institution and not incurred in connection with the borrowing of money by the Company; (h) easements, quasi-easements, licenses, covenants, rights of way, rights of re-entry, gaps or other imperfections or defects in title or chain of title or other similar matters, restrictions or exclusions; (i) any condition or other matter, if any, that may be shown or disclosed by a current and accurate survey or physical inspection; (j) Liens incurred in the ordinary course of business since December 31, 2024 that are not, in the aggregate, material to the Company, taken as a whole; and (k) any Liens that will be terminated at or prior to the Closing in accordance with this Agreement.
“Person” means any natural person and any corporation, company, partnership (general or limited), unincorporated association (whether or not having separate legal personality), trust or other entity.
“Personal Information” means any information that identifies or could reasonably be used to identify an individual or otherwise qualifies as “personal data” or “personal information” under applicable Laws.
“Post-Closing Adjustment” means the difference between the Final Cash Consideration and the Closing Cash Consideration.
“Post-Closing Matter” has the meaning set forth in Section 10.11(a).
“Post-Closing Period” means any taxable period beginning after the Closing Date and the portion of any Straddle Period beginning after the Closing Date.
“Post-Closing Representation” has the meaning set forth in Section 10.11(a).
“Post-Closing Statement” means the written statement delivered pursuant to Section 1.4(b)(i), setting forth Buyer’s good-faith calculations of the Final Cash Consideration and the Post-Closing Adjustment in a manner consistent with the Accounting Principles, that shall take into account, and set forth as separate line items, all items establishing the basis for such calculations, in each case, as of the Effective Time, including (i) a good-faith calculation of the Net Working Capital (which shall be prepared in a manner consistent with Exhibit B) (“Closing Net Working Capital”), and (ii) the amount of Cash (“Closing Cash”), Indebtedness (“Closing Indebtedness”) and Seller Transaction Expenses (“Closing Seller Transaction Expenses”).
“Pre-Closing Contract Actions” has the meaning set forth in Section 5.12.
“Pre-Closing Designated Persons” has the meaning set forth in Section 10.11(b).

Exhibit 2.1
“Pre-Closing Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.
“Pre-Closing Privileges” has the meaning set forth in Section 10.11(b).
“Prior Company Counsel” has the meaning set forth in Section 10.11(a).
“Privacy and Security Requirements” means all applicable Laws and public facing statements or policies adopted by the Company or any of its Subsidiaries, in each case, regarding privacy, cybersecurity or data security.
“Privileged Materials” has the meaning set forth in Section 10.11(c).
“Registered” means issued by, registered with, renewed by or the subject of a pending application before any Governmental Entity or domain name registrar.
“Related Party” means, with respect to a Party to this Agreement, any of such Party’s former, current and future direct and indirect equity holders, controlling persons, management companies, portfolio companies, directors, officers, incorporators, employees, agents, representatives, accountants, attorneys, Affiliates, members, managers, general or limited partners, or assignees (or any former, current or future direct or indirect equity holder, controlling person, management company, portfolio company, director, officer, incorporator, employee, agent, representative, accountant, attorney, Affiliate, member, manager, general or limited partner, or assignee of any of the foregoing).
“Representative” of a Person means any officer, director or employee of such Person or any investment banker, attorney, accountant or other advisor, agent or representative of such Person.
“Responsible Party” has the meaning set forth in Section 7.2(a).
“Review Period” has the meaning set forth in Section 1.4(b)(iii).
“RWI Policy” has the meaning set forth in Section 4.9.
“Sagittarius”” means Sagittarius Restaurants LLC, a Delaware limited liability company and Subsidiary of the Company.
“Sagittarius Entities” means, collectively, Sagittarius and its Subsidiaries.
“SEC” the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933.
“Seller” has the meaning set forth in the Preamble.
“Seller Benefit Plan” means each Benefit Plan that is not a Company Benefit Plan.
“Seller Consolidated Group” means any consolidated, combined, affiliated, aggregated, unitary or similar group for Tax purposes the common parent of which is Seller (or Seller’s direct or indirect parent).
“Seller Disclosure Letter” has the meaning set forth in Article II.

Exhibit 2.1
“Seller Fundamental Representations” means Section 2.1 (Ownership of Shares), Section 2.2 (Organization, Good Standing and Qualification), and Section 2.3 (Authority; Approval), and Section 3.20 (Brokers and Finders).
“Seller Group” means Seller and its Subsidiaries (other than the Company and its Subsidiaries).
“Seller Indemnitees” has the meaning set forth in Section 7.1(b).
“Seller SEC Filings” has the meaning set forth in Article II.
“Seller Transaction Expenses” means all unpaid fees and expenses incurred by or charged to or payable by the Company and its Subsidiaries for services provided through the Closing Date in connection with this Agreement and the Transaction, including legal fees and related expenses, investment banking fees and related expenses, if any, and accounting fees and related expenses.
“Services” has the meaning set forth in the Transition Services Agreement.
“Shares” has the meaning set forth in the Recitals.
“Software” means any computer program, application, middleware, firmware, microcode and other software, including operating systems, software implementations of algorithms, models and methodologies, in each case, whether in source code or object code.
“Specified Franchisees” has the meaning set forth in Section 3.17(c).
“Straddle Period” means any taxable period beginning on or prior to and ending after the Closing Date.
“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries.
“Suppliers” has the meaning set forth in Section 3.18.
“Target Net Working Capital” means negative $21.792 million.
“Tax” or “Taxes” means taxes including all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, tariffs, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value-added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed by a Governmental Entity with respect to such amounts and any interest in respect of such penalties and additions.
“Tax Benefit” has the meaning set forth in Section 7.3(a).
“Tax Return” means any returns and reports (including any elections, declarations, disclosures, schedules, attachments, amendments, estimates and information returns) required to be filed with respect to Taxes.

Exhibit 2.1
“Third Party Claim” has the meaning set forth in Section 7.2(b).
“Threshold” has the meaning set forth in Section 7.3(b).
“Trade Secrets” has the meaning set forth in the definition of “Intellectual Property Rights”.
“Transaction” has the meaning set forth in the Recitals.
“Transition Services Agreement” has the meaning set forth in the Recitals.
“Transition Services Employee” means those Business Employees who will perform or facilitate the performance of Services, as identified in Section 10.14(a) of the Seller Disclosure Letter as “Transition Services Employees”, as the same may be updated from time to time to reflect actions permitted under the terms of this Agreement or to correct inadvertent or unintended omissions.
“Transfer Taxes” has the meaning set forth in Section 5.11(d).